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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197921

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Series E cumulative redeemable perpetual preferred shares of beneficial interest, $0.01 par value per share ("Series E Preferred Shares")	$230,000,000	$23,161.00

Class A common shares of beneficial interest, $0.01 par value per share ("Class A Common Shares")	(2)	(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
We are registering up to $230,000,000 of our Class A Common Shares, which may be issuable upon conversion of the Series E Preferred Shares upon a change of control. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to the Class A Common Shares issuable upon conversion of the Series E Preferred Shares because no additional consideration will be received in connection with any conversion.

Prospectus Supplement

(To Prospectus dated August 7, 2014)

8,000,000 SHARES

6.35% SERIES E CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

          American Homes 4 Rent is an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing and operating single-family homes as rental properties. We are selling 8,000,000 shares of our 6.35% Series E Cumulative Redeemable Perpetual Preferred Shares of beneficial interest, $0.01 par value per share, or our Series E Preferred Shares, in this offering. This is the original issuance of our Series E Preferred Shares, which have a liquidation preference of $25.00 per share.

          Holders of Series E Preferred Shares will be entitled to receive dividend payments only when, as and if declared by our board of trustees or a duly authorized committee of the board. Any such dividends will be payable from the date of original issue on a cumulative basis, quarterly in arrears on the last day of March, June, September and December of each year, commencing on September 30, 2016 to holders of record as of September 15, 2016. The dividend rate of 6.35% per annum will be applied to the liquidation preference from the date of issue. Payment of dividends on the Series E Preferred Shares is subject to certain legal and other restrictions as described elsewhere in this prospectus supplement.

          We may, at our option, redeem the Series E Preferred Shares for cash in whole or in part, from time to time, at any time on or after June 29, 2021 as described under "Description of Series E Preferred Shares—Redemption—Redemption at Our Option," at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends. In addition, upon the occurrence of a Change of Control (as defined herein), we may, at our option, redeem the Series E Preferred Shares for cash, in whole or in part, within 120 days after the date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption. If we provided or provide notice of our election to redeem the Series E Preferred Shares, the holders of the Series E Preferred Shares will not be permitted to exercise the conversion right described below. The Series E Preferred Shares do not have any maturity date and will remain outstanding indefinitely, unless and until we decide to redeem them or they are converted in connection with a Change of Control by the holders of the Series E Preferred Shares. The Series E Preferred Shares will not have voting rights, except as set forth herein under "Description of Series E Preferred Shares—Voting Rights."

          Upon the occurrence of a Change of Control, each holder of Series E Preferred Shares will have the right to convert some or all of the Series E Preferred Shares held by such holder into Class A common shares as described herein under "Description of Series E Preferred Shares—Conversion Right upon a Change of Control," unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the Series E Preferred Shares as described herein under "Description of Series E Preferred Shares—Redemption."

          No current market exists for our Series E Preferred Shares. We intend to apply to list the Series E Preferred Shares on the New York Stock Exchange, or NYSE, under the symbol "AMHPRE." If the listing application is approved, we expect trading of the Series E Preferred Shares to commence within 30 days after initial delivery of the shares.

          Investing in our Series E Preferred Shares involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before making an investment in the Series E Preferred Shares.

	Per Share	Total

Public offering price	$25.00	$200,000,000

Underwriting discounts and commissions(1)	$0.7875	$6,300,000

Proceeds, before expenses, to us	$24.2125	$193,700,000

(1)
We refer you to "Underwriting" beginning on page S-35 of this prospectus supplement for additional information regarding underwriter compensation.

          We have granted the underwriters an option to purchase up to an additional 1,200,000 Series E Preferred Shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the Series E Preferred Shares through The Depository Trust Company on or about June 29, 2016, which is the fifth business day following the pricing of this offering.

Joint Book-Running Managers
Wells Fargo Securities	BofA Merrill Lynch	Morgan Stanley	Raymond James
Lead Manager
Jefferies

Prospectus Supplement dated June 22, 2016

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

        This prospectus supplement does not contain all of the information that is important to you. You should read this document together with additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this document. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents.

        Unless the context requires otherwise, we define certain terms in this prospectus supplement as follows:

  •
  "We," "our company," "the Company," "the REIT," "our" and "us" refer to American Homes 4 Rent, a Maryland real estate investment trust, and its subsidiaries taken as a whole (including our operating partnership and its subsidiaries).

  •
  "Our operating partnership" refers to American Homes 4 Rent, L.P., a Delaware limited partnership, and its subsidiaries taken as a whole.

  •
  "AH LLC" refers to American Homes 4 Rent, LLC, a Delaware limited liability company formed by B. Wayne Hughes, our founder and chairman of our board of trustees.

  •
  The "Alaska Joint Venture" refers to an investment vehicle between AH LLC and the Alaska Permanent Fund Corporation, acting for and on behalf of the funds that the Alaska Permanent Fund Corporation is designated by Alaska Statutes 37.13 to manage and invest, or APFC.

  •
  The "Alaska Joint Venture Acquisition" refers to our operating partnership's acquisition of the Alaska Joint Venture on June 11, 2013.

  •
  The term "you" refers to a prospective investor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Various statements contained in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into these documents, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business,

S-ii

economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (which is incorporated by reference into this prospectus supplement), and in other documents that we may file from time to time with the SEC, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, contingencies and uncertainties include, but are not limited to, the following:

  •
  We are employing a new and untested business model with no proven track record, which may make our business difficult to evaluate.

  •
  We are a recently organized real estate investment trust, or REIT, with a limited operating history, and we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions on our preferred and common shares.

  •
  We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.

  •
  We intend to continue to expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they were when we commenced operations, which could adversely impact anticipated yields.

  •
  Our future growth depends, in part, on the availability of additional debt or equity financing. If we cannot obtain additional financing on terms favorable or acceptable to us, our growth may be limited.

  •
  Our credit facility, securitizations and secured notes payable contain financial and operating covenants that could restrict our business and investment activities. Failure to satisfy these covenants could result in a default under our credit facility that could accelerate the maturity of our debt obligations or, with respect to our securitizations and secured notes payable, also require that all cash flow generated from operations service only the indebtedness and the possible foreclosure of properties securing the indebtedness, which would have a material adverse effect on our business, liquidity, results of operations and financial condition and our ability to make distributions on our preferred and common shares.

  •
  Our success depends, in part, upon our ability to hire and retain highly skilled managerial, investment, financial and operational personnel, and the past performance of our senior management may not be indicative of future results.

  •
  Our investments are and will continue to be concentrated in our target markets and in the single-family properties sector of the real estate industry, which exposes us to seasonal fluctuations in rental demand and downturns in our target markets or in the single-family properties sector.

  •
  We may not be able to effectively control the timing and costs relating to the renovation of properties, which may adversely affect our operating results and our ability to make distributions on our preferred and common shares.

  •
  We face significant competition for acquisitions of our target properties, which may limit our strategic opportunities and increase the cost to acquire those properties.

  •
  We face significant competition in the leasing market for quality tenants, which may limit our ability to rent our single-family homes on favorable terms or at all.

S-iii

  •
  Improving economic conditions, combined with historically low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential tenants.

  •
  Our evaluation of properties involves a number of assumptions that may prove inaccurate, which could result in us paying too much for properties we acquire or overvaluing our properties or our properties failing to perform as we expect.

  •
  Single-family properties that are being sold through short sales or foreclosure sales are subject to risks of theft, mold, infestation, vandalism, illegal activity on the premises, deterioration or other damage that could require extensive renovation prior to renting and adversely impact our operating results.

  •
  If occupancy levels and rental rates in our target markets do not increase sufficiently to keep pace with rising costs of operations, our income and distributable cash will decline.

  •
  We depend on our tenants and their willingness to renew their leases for substantially all of our revenues. Poor tenant selection and defaults and nonrenewals by our tenants may adversely affect our reputation, financial performance and ability to make distributions on our preferred and common shares.

  •
  Declining real estate values and impairment charges could adversely affect our financial condition and operating results.

  •
  We are self-insured against many potential losses, and uninsured or underinsured losses relating to properties may adversely affect our financial condition, operating results, cash flows and ability to make distributions on our preferred and common shares.

  •
  Mortgage loan modification programs and future legislative action may adversely affect the number of available properties that meet our investment criteria.

  •
  Completion of the internalization of many of our management functions previously handled by AH LLC has exposed us to new and additional responsibilities, costs and risks.

  •
  The contribution agreement and other agreements we entered into in connection with the internalization of many of our management functions were negotiated between a special committee of our board of trustees and AH LLC. Therefore, the terms of the agreements may not have been as favorable to us as if they had been negotiated with unaffiliated third parties.

  •
  Our board of trustees has approved a very broad investment policy, subject to management oversight, and does not review or approve each acquisition decision made by the Company.

  •
  We may be adversely affected by lawsuits alleging trademark infringement as such lawsuits could materially harm our brand name, reputation and results of operations.

  •
  Our fiduciary duties as the general partner of our operating partnership could create conflicts of interest, which may impede business decisions that could benefit our shareholders.

  •
  Our Series E Preferred Shares have not been rated by a nationally recognized statistical rating organization.

  •
  Our Series E Preferred Shares are newly issued securities with no established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. We intend to apply to list our Series E Preferred Shares on the NYSE, but we cannot assure you that the listing will be approved or that a trading market will develop or be sustained.

  •
  The market price and trading volume of our Series E Preferred Shares may fluctuate substantially and be volatile due to numerous factors beyond our control.

S-iv

  •
  Our Series E Preferred Shares are subordinate to our debt and other liabilities, and your interests could be diluted by the issuance of additional preferred shares and by other transactions.

  •
  Future offerings of debt or senior equity securities may adversely affect the market price of the Series E Preferred Shares.

  •
  An increase in market interest rates may have an adverse effect on the market price of and our ability to pay distributions on our Series E Preferred Shares.

  •
  If you own our Series E Preferred Shares, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

  •
  Holders of Series E Preferred Shares will have limited voting rights.

  •
  You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of our Series E Preferred Shares may not adequately compensate you and may make it more difficult for a third party to take over our company or discourage a third party from taking over our company.

  •
  The market price of Class A common shares received in a conversion of our Series E Preferred Shares may decrease between the date received and the date the Class A common shares are sold.

  •
  The availability and timing of cash distributions is uncertain.

  •
  Our ability to pay dividends is limited by the requirements of Maryland law.

  •
  If our Class A common shares are delisted, your ability to transfer or sell your Series E Preferred Shares may be limited and the market value of the Series E Preferred Shares will be materially adversely affected.

  •
  Investors should not expect us to redeem the Series E Preferred Shares on or after the date they become redeemable at our option.

  •
  If we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on Series E Preferred Shares.

  •
  There may be future sales of Series E Preferred Shares, which may adversely affect the market price of the Series E Preferred Shares.

  •
  Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distribution to our shareholders.

  •
  In connection with our merger with American Residential Properties, Inc. ("ARPI"), we may be unable to integrate the business of ARPI with our own successfully and realize the anticipated synergies and other benefits of the merger or to do so within the anticipated timeframe, and the future results of the Company could suffer if we do not effectively manage our expanded operations following our merger with ARPI. Additionally, we may incur adverse tax consequences in connection with our merger with ARPI if ARPI failed to qualify as a REIT before the merger.

        While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance, and you should not unduly rely on them. The forward-looking statements in this document speak only as of the date of this document. We are not obligated to update or revise these statements as a result of new information, future events or otherwise, unless required by law. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein or the documents incorporated by reference herein. It does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read carefully this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, and the "Risk Factors" section beginning on page S-10 of this prospectus supplement.

Our Company

        We are an internally managed Maryland REIT focused on acquiring, renovating, leasing and operating single-family homes as rental properties. We commenced operations in November 2012 to continue the investment activities of AH LLC, which was founded by our chairman, B. Wayne Hughes, in 2011 to take advantage of the dislocation in the single-family home market. Mr. Hughes has over 40 years of experience in the real estate business and a successful track record as co-founder and former chairman and chief executive officer of Public Storage, a REIT listed on the New York Stock Exchange, or the NYSE. We have an integrated operating platform that consists of approximately 752 personnel dedicated to property management, marketing, leasing, financial and administrative functions. We internalized the management and advisory functions in June 2013, which we refer to as the Management Internalization, and the acquisition and renovation functions, which were previously performed by AH LLC and to whom we previously paid an acquisition and renovation fee, in December 2014.

        As of March 31, 2016, we owned 47,955 single-family properties, approximately 44,455 of which were leased, including 1,581 properties held for sale, and had an additional 16 properties in escrow that we expected to acquire, subject to customary closing conditions, for an aggregate purchase price of approximately $2.3 million. As of March 31, 2016, we owned properties in selected sub-markets of metropolitan statistical areas in 22 states, and we continually evaluate potential new target markets that fit our underwriting criteria and are located where we believe we can achieve sufficient scale for internalized property management.

        We seek to become a leader in the single-family home rental industry by aggregating a geographically diversified portfolio of high quality single-family homes and developing "American Homes 4 Rent" into a nationally recognized brand that is well-known for quality, value and tenant satisfaction and is well-respected in our communities. Our objective is to generate attractive, risk-adjusted returns for our shareholders through dividends and capital appreciation.

        We believe that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under U.S. federal income tax laws, for each of our taxable years commencing with our taxable year ended December 31, 2012, and we expect to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2016, and subsequent taxable years.

        Our principal executive offices are located at 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Our main telephone number is (805) 413-5300. Our website address is http://www.americanhomes4rent.com. The contents of our website are not incorporated by reference in or otherwise a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

        On May 24, 2016, we issued 10,350,000 shares of our 6.5% Series D Cumulative Redeemable Perpetual Preferred Shares of beneficial interest in a public offering for aggregate gross proceeds of $258,750,000. Concurrently with this issuance, Tamara Hughes Gustavson, daughter of the Chairman of our Board of Trustees, B. Wayne Hughes, purchased 400,000 of our Series D Cumulative Redeemable Perpetual Preferred Shares for $10,000,000 in a private placement.

        On June 7, 2016, American Homes 4 Rent, L.P. and certain other subsidiaries of American Homes 4 Rent amended their loan agreement with JP Morgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as lenders, to extend the term of the loan agreement to September 7, 2016. The extension is subject to existing early termination provisions in the agreement. As of June 17, 2016, the outstanding borrowings under the loan agreement were $97,000,000.

THE OFFERING

        The offering terms are summarized below solely for your convenience. For a more complete description of the terms of the Series E Preferred Shares, see "Description of Series E Preferred Shares."

Issuer	American Homes 4 Rent, a Maryland REIT
Securities Offered

8,000,000 6.35% Series E Cumulative Redeemable Perpetual Preferred Shares of beneficial interest, $0.01 par value per share, or Series E Preferred Shares, (plus up to an additional 1,200,000 Series E Preferred Shares if the underwriters exercise their over-allotment option in full). We reserve the right to reopen this series and issue additional Series E Preferred Shares at any time either through public or private sales.

Ranking	The Series E Preferred Shares will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:
• senior to our common shares and to any other class or series of our equity shares expressly designated as ranking junior to the Series E Preferred Shares;

•

on parity with any existing or other preferred or convertible preferred securities, including our Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C Participating Preferred Shares and Series D Cumulative Redeemable Perpetual Preferred Shares; and

•

junior to all equity shares issued by us with terms specifically providing that those equity shares rank senior to the Series E Preferred Shares with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company, which issuance is subject to the approval of the holders of two-thirds of the outstanding Series E Preferred Shares and any parity preference shares.

See "Description of Series E Preferred Shares—Ranking."
Dividends

Dividends on the Series E Preferred Shares, when, as and if declared by our Board of Trustees (or a duly authorized committee of the Board of Trustees), will accrue or be payable on the liquidation preference amount from the original issue date, on a cumulative basis, quarterly in arrears on each dividend payment date. Any such dividends will be payable at a fixed rate per annum equal to 6.35% from the original issue.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series E Preferred Shares and will end on and exclude the September 30, 2016 dividend payment date.

Dividends on the Series E Preferred Shares will be cumulative and will accrue whether or not funds are legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized.

Dividend Payment Dates

The last day of March, June, September and December of each year, commencing on September 30, 2016. If any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. "Business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

No Maturity

The Series E Preferred Shares do not have any maturity date, and we are not required to redeem or repurchase the Series E Preferred Shares. Accordingly, the Series E Preferred Shares will remain outstanding indefinitely, unless and until we decide to redeem them or they are converted in connection with a Change of Control (as defined below) by the holders of the Series E Preferred Shares.

Optional Redemption

We may, at our option, redeem the Series E Preferred Shares for cash in whole or in part, from time to time, at any time on or after June 29, 2021 at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption.

We may also redeem the Series E Preferred Shares in limited circumstances relating to maintaining our qualification as a REIT, as described below in "Description of Series E Preferred Shares—Restrictions on Ownership and Transfer."

Holders of Series E Preferred Shares will have no right to require the redemption or repurchase of the Series E Preferred Shares.
Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of American Homes 4 Rent, holders of Series E Preferred Shares are entitled to receive out of assets of American Homes 4 Rent available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of our common shares or of any other class or series of shares of beneficial interest ranking junior as to such a distribution to the Series E Preferred Shares, a liquidating distribution in the amount of $25.00 per share plus accumulated and unpaid dividends (whether or not authorized or declared).

Special Redemption Option upon a Change of Control

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series E Preferred Shares for cash, in whole or in part, within 120 days after the date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem the Series E Preferred Shares (whether pursuant to our optional redemption right or our special redemption option), the holders of Series E Preferred Shares will not be permitted to exercise the conversion right described below with respect to the shares subject to such notice.

A "Change of Control" means, after the initial issuance of the Series E Preferred Shares, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Company entitled to vote generally in the election of our trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights of Holders in Connection with a Change of Control

Upon the occurrence of a Change of Control, each holder of Series E Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series E Preferred Shares in whole or in part) to convert some or all of the Series E Preferred Shares held by such holder on the Change of Control Conversion Date into a number of our Class A common shares per Series E Preferred Share to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per Series E Preferred Share, plus (y) any accrued and unpaid dividends (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series E Preferred Shares dividend payment for which dividends have been declared and prior to the corresponding Series E Preferred Shares dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series E Preferred Shares to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Class A Share Price; and

• 2.6596 (the "Share Cap"), subject to certain adjustments;
subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

For definitions of "Change of Control Conversion Date" and "Class A Share Price" and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see "Description of Series E Preferred Shares—Conversion Right upon a Change of Control."

Voting Rights

Holders of the Series E Preferred Shares generally will have no voting rights. However, if we are in arrears on dividends, whether or not authorized or declared, on the Series E Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of Series E Preferred Shares (voting separately as a class together with the holders of all other classes or series of preferred shares of beneficial interest, or preferred shares, ranking on parity with the Series E Preferred Shares with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, or parity preferred shares, and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of shareholders to serve on our board of trustees until all unpaid dividends with respect to the Series E Preferred Shares and such other classes or series of preferred shares with like voting rights have been paid. In addition, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding Series E Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class) is required for us to authorize, create or increase any class or series of equity shares ranking senior to the Series E Preferred Shares or to amend any provision of our declaration of trust so as to materially and adversely affect the terms of the Series E Preferred Shares. If such amendment to our declaration of trust does not equally affect the terms of the Series E Preferred Shares and the terms of one or more other classes or series of parity preferred shares, the affirmative vote or written consent of the holders of at least two-thirds of the shares outstanding at the time of Series E Preferred Shares, voting separately as a class, is required. Holders of the Series E Preferred Shares also will have the exclusive right to vote on any amendment to our declaration of trust on which holders of the Series E Preferred Shares are otherwise entitled to vote and that would alter only the rights, as expressly set forth in our declaration of trust, of the Series E Preferred Shares. Among other things, we may, without any vote of the holders of our Series E Preferred Shares, issue additional shares of Series E Preferred Shares and may authorize and issue additional classes or series of parity equity shares.

Restrictions on Ownership and Transfer

Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, or the Code, subject to certain exceptions, our declaration of trust provides (and the Series E Preferred Shares articles supplementary will provide) that no person may beneficially own more than 8.0% (in value or in number of shares, whichever is more restrictive) of our outstanding common shares or more than 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of our outstanding preferred shares. In addition, our declaration of trust prohibits (and the Series E Preferred Shares articles supplementary will prohibit) any person from, among other matters, beneficially owning equity shares if such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year); transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons; and beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code. Our board of trustees may exempt a person from the ownership limits if such person submits to the board of trustees certain information satisfactory to the board of trustees. See "Description of Series E Preferred Shares—Restrictions on Ownership and Transfer."

Listing

We intend to apply to list the Series E Preferred Shares on the NYSE under the symbol "AMHPRE." If the listing application is approved, we expect trading of the Series E Preferred Shares to commence within 30 days after initial delivery of the shares.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series E Preferred Shares are outstanding, we will use our best efforts to (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Shares, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Shares. We will use our best effort to post to our website or mail (or otherwise provide) the information to the holders of the Series E Preferred Shares within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a "non-accelerated filer" within the meaning of the Exchange Act.

Use of Proceeds

We estimate that the net proceeds from the sale of our Series E Preferred Shares in this offering will be approximately $193.4 million (or approximately $222.5 million if the underwriters exercise their over-allotment in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to contribute the net proceeds we receive from this offering to our operating partnership in exchange for 6.35% Series E cumulative redeemable perpetual preferred operating partnership units. Our operating partnership intends to use the net proceeds from our contribution to repay indebtedness we have incurred or expect to incur under our credit facility, to acquire single-family properties and for general corporate purposes, including repurchases of the Company's securities. See the section of this prospectus supplement entitled "Use of Proceeds."

Transfer Agent, Registrar and Depositary	American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for the Series E Preferred Shares.

Risk Factors

Investing in our Series E Preferred Shares involves various risks. You should read carefully and consider the risks discussed under the caption "Risk Factors" beginning on page S-11 of this prospectus supplement and the "Risk Factors" in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and incorporated by reference herein, before making a decision to invest in our Series E Preferred Shares.

Settlement

The underwriters expect to deliver the Series E Preferred Shares against payment therefor through The Depository Trust Company on or about June 29, 2016, which is the fifth business day following the pricing of this offering.

RISK FACTORS

        An investment in our Series E Preferred Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015 and other documents filed by us with the SEC that are deemed incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our Series E Preferred Shares could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Cautionary Note Regarding Forward-Looking Statements."

 Risks Related to this Offering

Our Series E Preferred Shares have not been rated by a nationally recognized statistical rating organization.

        We have not sought to obtain a rating for our Series E Preferred Shares from a nationally recognized statistical rating organization. However, no assurance can be given that one or more nationally recognized statistical rating organizations might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series E Preferred Shares. In addition, we may elect in the future to obtain a rating of our Series E Preferred Shares, which could adversely impact the market price of our Series E Preferred Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings, and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series E Preferred Shares.

Our Series E Preferred Shares are newly issued securities with no established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. We intend to apply to list our Series E Preferred Shares on the NYSE, but we cannot assure you that the listing will be approved or that a trading market will develop or be sustained.

        Our Series E Preferred Shares are newly issued securities with no established trading market. We intend to apply to list our Series E Preferred Shares on the NYSE, but we cannot assure you that our Series E Preferred Shares will be approved for listing. An active trading market on the NYSE for our Series E Preferred Shares may not develop or, even if it develops, may not be sustained, in which case the trading price of our Series E Preferred Shares could be adversely affected.

The market price and trading volume of our Series E Preferred Shares may fluctuate substantially and be volatile due to numerous factors beyond our control.

        The stock markets, including the NYSE, on which we intend to list our Series E Preferred Shares, historically have experienced significant price and volume fluctuations, and our Series E Preferred Shares are newly issued securities with no established trading market. As a result, the market price of our Series E Preferred Shares is likely to be volatile, and investors in our Series E Preferred Shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The market price of our Series E Preferred Shares could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus supplement, our financial performance, government regulatory action or inaction, tax laws, interest rates and general market conditions and others such as:

  •
  actual or anticipated variations in our quarterly operating results, financial condition, liquidity or changes in business strategy or prospects;

  •
  preference equity issuances by us or resales by our shareholders, or the perception that such issuances or resales may occur;

  •
  increases in market interest rates that may lead investors to demand a higher dividend yield or seek alternative investments paying higher rates;

  •
  publication of research reports about us or the real estate industry;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any increased indebtedness we incur in the future;

  •
  additions or departures of key personnel;

  •
  actions by shareholders;

  •
  speculation in the press or investment community;

  •
  general market, economic and political conditions, including an economic slowdown or dislocation in the global credit or capital markets;

  •
  our operating performance and the performance of other similar companies;

  •
  failure to maintain our REIT qualification;

  •
  changes in accounting principles or actual or anticipated accounting problems; and

  •
  passage of legislation or other regulatory developments that adversely affect us or our industry.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their securities. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our shareholders.

Our Series E Preferred Shares are subordinate to our debt and other liabilities, and your interests could be diluted by the issuance of additional preferred shares and by other transactions.

        As of March 31, 2016, our total indebtedness was approximately $3.4 billion, and our other liabilities (other than indebtedness) were approximately $264.0 million. We may incur significant additional debt to finance future acquisition activities as well as additional liabilities in operating our business. Our Series E Preferred Shares are subordinate to all of our existing and future debt, including borrowings under our credit facility, our securitizations, and any indebtedness that we may incur in the future. Our existing debt restricts, and our future debt may include restrictions on, our ability to pay dividends to preferred shareholders in the event of a default under the debt facilities.

        Our declaration of trust currently authorizes the issuance of up to 100,000,000 preferred shares of beneficial interest in one or more series, of which 27,810,000 preferred shares of beneficial interest are currently outstanding. The issuance of additional preferred shares of beneficial interest on parity with or senior to our Series E Preferred Shares would dilute the interests of the holders of our Series E Preferred Shares, and any issuance of preferred shares of beneficial interest senior to our Series E Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series E Preferred Shares. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority with respect to dividends, we may not pay any dividends on the Series E Preferred Shares or redeem or otherwise repurchase any shares of Series E Preferred Shares until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series E Preferred Shares. In addition, in the event of any liquidation, dissolution or winding up of American Homes 4 Rent, holders of the Series E Preferred Shares will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up.

        Other than the conversion right afforded to holders of Series E Preferred Shares upon the occurrence of a Change of Control as described under "Description of Series E Preferred Shares—Conversion Right upon a Change of Control" and other than the limited voting rights as described under "Description of Series E Preferred Shares—Voting Rights," none of the provisions relating to our Series E Preferred Shares relate to or limit our indebtedness or afford the holders of our Series E Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of our Series E Preferred Shares.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series E Preferred Shares.

        If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series E Preferred Shares and may result in dilution to owners of the Series E Preferred Shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of the Series E Preferred Shares will bear the risk of our future offerings reducing the market price of the Series E Preferred Shares and diluting the value of their holdings in us.

An increase in market interest rates may have an adverse effect on the market price of and our ability to pay distributions on our Series E Preferred Shares.

        One of the factors that investors may consider in deciding whether to buy or sell our Series E Preferred Shares is the dividend rate as a percentage of the share price, relative to market interest rates. If market interest rates increase, prospective investors may seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of our Series E Preferred Shares. For instance, if interest rates rise without an increase in our dividend rate (particularly during the fixed rate period), the market price of our Series E Preferred Shares could decrease because potential investors may require a higher dividend yield as market rates on our interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and pay distributions on our Series E Preferred Shares.

If you own our Series E Preferred Shares, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

        If you own our Series E Preferred Shares, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting the common shares.

You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your Series E Preferred Shares in connection with a change of control, and, in certain cases, under the conversion rate adjustments applicable to our Series E Preferred Shares. For example, in the event that an amendment is proposed to our declaration of trust requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common shares to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

Holders of Series E Preferred Shares will have limited voting rights.

        Holders of the Series E Preferred Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the Series E Preferred Shares will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series E Preferred Shares, as described under "Description of Series E Preferred Shares—Voting Rights" below. In addition, if dividends on the Series E Preferred Shares, or any other parity equity shares (as defined in "Description of Series E Preferred Shares—Dividends" below), have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our board of trustees, subject to the terms and to the limited extent described under "Description of Series E Preferred Shares—Voting Rights" below. The Series E Preferred Shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to above. See "Description of Series E Preferred Shares—Voting Rights" below.

You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of our Series E Preferred Shares may not adequately compensate you and may make it more difficult for a third party to take over our company or discourage a third party from taking over our company.

        Upon the occurrence of a Change of Control, holders of our Series E Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem our Series E Preferred Shares) to convert some or all of their Series E Preferred Shares into our Class A common shares (or equivalent value of alternative consideration). See "Description of Series E Preferred Shares—Conversion Right upon a Change of Control." Upon such a conversion, the holders will be limited to a maximum number of our Class A common shares per Series E Preferred Share equal to the lesser of (i) the conversion value (equal to the liquidation preference and unpaid and accrued dividends) divided by the closing price on the date of the event triggering the Change of Control and (ii) the Share Cap, subject to adjustments.

        The Change of Control conversion features of our Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C Participating Preferred Shares, Series D Cumulative Redeemable Perpetual Preferred Shares and the Series E Preferred Shares may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring or preventing certain change of control transactions of our company under circumstances that shareholders may otherwise believe is in their best interests.

The market price of Class A common shares received in a conversion of our Series E Preferred Shares may decrease between the date received and the date the Class A common shares are sold.

        The market price of Class A common shares received in a conversion may decrease between the date received and the date the Class A common shares are sold. The stock markets, including the NYSE, have experienced significant price and volume fluctuations. As a result, the market price of our Class A common shares is likely to be similarly volatile, and recipients of our Class A common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our Class A common shares could be subject to wide fluctuations in response to a number of factors, including sales of Class A common shares by other shareholders who received Class A common shares upon conversion of their Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C Participating Preferred Shares, Series D Cumulative Redeemable Perpetual Preferred Shares or Series E Preferred Shares, our financial performance, government regulatory action or inaction, tax laws, interest rates and general market conditions and other factors. See "—Our Series E Preferred Shares are newly issued securities with no established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. We intend to apply to list our Series E Preferred Shares on the NYSE, but we cannot assure you that the listing will be approved or that a trading market will develop or be sustained."

We cannot assure you that we will be able to pay dividends regularly although we have done so in the past.

        Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. We cannot guarantee that we will be able to pay dividends on our preferred shares on a regular quarterly basis in the future. Furthermore, we have regularly issued new common shares of beneficial interest, and we have periodically issued new preferred shares and common shares pursuant to public offerings or acquisitions. Any new common shares of beneficial interest issued will substantially increase the cash required to continue to pay cash dividends at current or higher levels. Any common shares or preferred shares that may in the future be issued to finance acquisitions, upon exercise of options or otherwise, would have a similar effect.

Our ability to pay dividends is limited by the requirements of Maryland law.

        Our ability to pay dividends on our Series E Preferred Shares is limited by Maryland law. Under applicable Maryland law, a Maryland real estate investment trust generally may not make a distribution if, after giving effect to the distribution, the trust would not be able to pay its debts as the debts become due in the usual course of business, or the trust's total assets would be less than the sum of its total liabilities plus, unless the trust's declaration of trust provides otherwise, the amount that would be needed, if the trust were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on our Series E Preferred Shares if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred shares of beneficial interest then outstanding, if any, with preference senior to those of our Series E Preferred Shares, unless the terms of such class or series provide otherwise.

If our Class A common shares are delisted, your ability to transfer or sell your Series E Preferred Shares may be limited and the market value of the Series E Preferred Shares will be materially adversely affected.

        Other than in connection with certain change of control transactions, the Series E Preferred Shares do not contain provisions that protect you if our Class A common shares are delisted from the NYSE. Since the Series E Preferred Shares have no stated maturity date, you may be forced to hold your Series E Preferred Shares and receive stated dividends on the shares when, as and if authorized by our board of trustees and declared by us with no assurance as to ever receiving the liquidation preference. In addition, if our Class A common shares are delisted, it is likely that the Series E Preferred Shares will be delisted, which will limit your ability to transfer or sell your Series E Preferred Shares and could have a material adverse effect on the market value of the Series E Preferred Shares.

Investors should not expect us to redeem the Series E Preferred Shares on or after the date they become redeemable at our option.

        The Series E Preferred Shares will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series E Preferred Shares may be redeemed by us at our option either in whole or in part, from time to time, at any time on or after June 29, 2021. Any decision we may make at any time to propose a redemption of the Series E Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders' equity and general market conditions at that time.

If we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on Series E Preferred Shares.

        When dividends are not paid in full on the shares of Series E Preferred Shares and any shares of parity stock, such as our Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C Participating Preferred Shares and Series D Cumulative Redeemable Perpetual Preferred Shares, for a dividend period, all dividends declared with respect to shares of Series E Preferred Shares and all parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series E Preferred Shares for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on Series E Preferred Shares.

There may be future sales of Series E Preferred Shares, which may adversely affect the market price of the Series E Preferred Shares.

        We are not restricted from issuing additional Series E Preferred Shares or securities similar to the Series E Preferred Shares including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series E Preferred Shares. Holders of the Series E Preferred Shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Series E Preferred Shares could decline as a result of sales of additional Series E Preferred Shares made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. If we issue additional Series E Preferred Shares at a price that exceeds the $25.00 per share redemption price by more than a de minimis amount, then those shares might be considered to be "fast-pay stock" under the applicable U.S. Treasury Regulations. For more information on the tax risks related to "fast-pay stock," see the risk factor "The 'fast-pay stock' rules could apply if we issue additional Series B, Series C, or Series D preferred shares" set forth in Exhibit 99.2 to our Current Report on Form 8-K, filed with the SEC on May 16, 2016, and incorporated by reference in this prospectus supplement.

Risks Related to Qualification and Operation as a REIT

Ownership limitations may restrict business combination opportunities.

        In order for us to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (taking into account certain constructive ownership rules) at any time during the last half of any taxable year (other than our first taxable year) or during a proportionate part of any shorter taxable year. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of each taxable year (other than our first taxable year) or during a proportionate part of any shorter taxable year. For the purpose of preserving our qualification as a real estate investment trust, our declaration of trust contains certain restrictions on the acquisition of common shares and preferred shares to ensure compliance with these requirements. These restrictions could have the effect of delaying, deferring, or preventing a transaction which holders of some, or a majority, of the common shares or preferred shares might believe to be in their best interests. See "Description of Series E Preferred Shares—Restrictions on Ownership and Transfer."

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our Series E Preferred Shares in this offering will be approximately $193.4 million (or approximately $222.5 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

        We intend to contribute the net proceeds we receive from this offering to our operating partnership in exchange for 6.35% Series E cumulative redeemable perpetual preferred operating partnership units. Our operating partnership intends to use the net proceeds received from our contribution to repay indebtedness we have incurred or expect to incur under our credit facility, to acquire single-family properties and for general corporate purposes, including repurchases of the Company's securities. At June 17, 2016, we had approximately $97 million of borrowings outstanding under our credit facility. Borrowings under our credit facility are available through September 7, 2016, at which point any outstanding borrowings will convert to a term loan through September 30, 2018. All borrowings under the credit facility bear interest at 1-month LIBOR plus 2.75% until March 2017, and thereafter at 1-month LIBOR plus 3.125%.

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

        The following table sets forth our ratio of earnings to combined fixed charges and preferred distributions for each of the periods presented. We compute our ratio of earnings to combined fixed charges and preferred distributions by dividing our earnings by the sum of our fixed charges and preferred distributions. Earnings consist of income from continuing operations before interest expense and noncontrolling interests that have fixed charges. "Fixed charges" consist of interest expense, including capitalized interest.

	Three Months Ended March 31, 2016								Period from June 23, 2011 to December 31, 2011
			Year Ended December 31,
			2015		2014		2013(1)	2012
Ratio of Earnings to Combined Fixed Charges and Preferred Distributions	0.83	(2)	0.61	(3)	0.50	(4)	N/A	N/A	N/A

(1)
Excludes discontinued operations.

(2)
Earnings for the three months ended March 31, 2016 were inadequate to cover fixed charges and preferred distributions by $6.8 million.

(3)
Earnings for the year ended December 31, 2015 were inadequate to cover fixed charges and preferred distributions by $53.9 million.

(4)
Earnings for the year ended December 31, 2014 were inadequate to cover fixed charges and preferred distributions by $35.0 million.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2016 (1) on an actual basis, and (2) on an as adjusted basis to give effect to (i) the offering of Series D Cumulative Redeemable Perpetual Preferred Shares in May 2016 and (ii) this offering (assuming no exercise of the underwriters' over-allotment option), after deducting underwriting discounts and commissions and our estimated offering expenses and the application of the estimated net proceeds. No adjustments have been made to reflect normal course operations by us or other developments with our business after March 31, 2016 or any anticipated use of proceeds from this offering. As a result, the as adjusted information provided below is not indicative of our actual consolidated capitalization as of any date. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	As of March 31, 2016 (unaudited)
	Actual	As Adjusted
	(dollars in thousands)
Debt	$3,393,407	$3,393,407
Shareholders' equity:
Class A common shares—$0.01 par value per share, 450,000,000 shares authorized, 238,919,417 shares issued and outstanding at March 31, 2016, actual and as adjusted(1)	2,389	2,389
Class B common shares—$0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2016, actual and as adjusted	6	6
Preferred Shares—$0.01 par value per share, 100,000,000 shares authorized, 17,060,000, actual issued and outstanding at March 31, 2016, and 35,810,000 shares issued and outstanding, as adjusted	171	358
Additional paid-in capital	3,997,747	4,451,259
Accumulated deficit	(313,364)	(313,364)
Accumulated other comprehensive loss	(62)	(62)

Total Shareholders' equity	3,686,887	4,140,586

Noncontrolling interest	753,380	753,380

Total capitalization	$7,833,674	$8,287,373

(1)
Excludes: (i) an aggregate of 3,117,500 of our Class A common shares issuable upon exercise of options previously granted to members of our board of trustees and our former manager's executive team, employees and other service providers under the American Homes 4 Rent 2012 Equity Incentive Plan, or the 2012 Incentive Plan, that vest ratably over a period of four years from the date of grant and expire 10 years from the date of grant; (ii) 138,600 restricted stock units issued under the 2012 Incentive Plan that vest ratably over a period of four years from the date of grant and expire 10 years from the date of grant; (iii) 2,743,650 of our Class A common shares available for issuance in the future under the 2012 Incentive Plan, subject to certain contingencies; (iv) 8,750,000 Series D units issued in June 2013 in connection with the Management Internalization, including 4,375,000 Series D units, which resulted from the conversion of 4,375,000 Series E units on a one-for-one basis on February 29, 2016, each of which are convertible into Class A units on a one-for-one basis only effective as of the later of (1) 30 months from the date of issuance and (2) upon achieving certain financial metrics or share appreciation targets; (v) 12,395,965 Class A units issued to AH LLC in June 2013 in connection with the Alaska Joint Venture Acquisition; (vi) 705,167 Class A units issued in June 2013 in connection with AH LLC's contribution of its interests in RJ American Homes 4 Rent

  Two, LLC to our operating partnership; (vii) 653,492 Class A units issued in June 2013 upon conversion of 653,492 3.5% convertible perpetual preferred units in connection with AH LLC's transfer of the remaining 80% of the promoted interest in RJ American Homes 4 Rent One, LLC to our operating partnership; (viii) 31,085,974 Class A units, which resulted from the conversion of 31,085,974 Series C units on a one-for-one basis on February 28, 2016, which original Series C units were issued in connection with our operating partnership's acquisition of the AH LLC Portfolio in February 2013; (ix) 32,667 Class A units issued in connection with our operating partnership's acquisition of 367 single-family properties from AH LLC in December 2012; (x) 653,378 Class A units issued in connection with our operating partnership's acquisition of 45 single-family properties from AH LLC in December 2014; and (xi) 1,343,843 Class A units issued in February 2016 in connection with the merger with ARPI (1,296,724 of such Class A units were outstanding, net of redemptions, as of March 31, 2016). In general, beginning 12 months after the date of issuance, holders of our Class A units have the right to require our operating partnership to redeem part or all of their Class A units for cash or, at our election, our Class A common shares on a one-for-one basis.

DESCRIPTION OF SERIES E PREFERRED SHARES

        This prospectus supplement summarizes specific terms and provisions of the Series E Preferred Shares, and to the extent inconsistent with the description of our preferred shares of beneficial interest included in the accompanying prospectus, this summary supersedes that description. The following summary of the terms and provisions of the Series E Preferred Shares does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary setting forth the terms of our Series E Preferred Shares, our bylaws and Maryland law.

        For purposes of this section, references to "we," "our" and "our company" refer only to American Homes 4 Rent and not to any of its subsidiaries.

General

        Under our declaration of trust, we currently are authorized to issue up to 100,000,000 preferred shares of beneficial interest, $0.01 par value per share. Our declaration of trust further provides that our board of trustees may classify any unissued preferred shares into one or more classes or series of shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such preferred shares. Prior to the completion of this offering, there will be no preferred shares outstanding, other than 5,060,000 Series A Participating Preferred Shares, 4,400,000 Series B Participating Preferred Shares, 7,600,000 Series C Participating Preferred Shares and 10,750,000 Series D Cumulative Redeemable Perpetual Preferred Shares. There are generally no preemptive rights with respect to our Series E Preferred Shares.

Maturity

        The Series E Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless and until (i) we redeem such Series E Preferred Shares at our option as described below in "—Redemption," or (ii) they are converted by the holder of such Series E Preferred Shares in the event of a Change of Control as described below in "—Conversion Right upon a Change of Control."

Reopening

        The Articles Supplementary establishing our Series E Preferred Shares permit us to "reopen" this series, without the consent of the holders of our Series E Preferred Shares, in order to issue additional shares of Series E Preferred Shares from time to time. We may in the future issue additional Series E Preferred Shares without your consent. Any additional Series E Preferred Shares will have the same terms as the Series E Preferred Shares that we are issuing in this offering (except, in our sole discretion, the price of such additional Series E Preferred Shares). These additional Series E Preferred Shares will, together with the Series E Preferred Shares being issued in this offering, constitute a single series of securities.

Ranking

        The Series E Preferred Shares will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

  1)
  senior to our common shares and to any other class or series of our equity shares expressly designated as ranking junior to the Series E Preferred Shares;

  2)
  on parity with any existing or other preferred or convertible preferred securities, including our Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C

    Participating Preferred Shares and Series D Cumulative Redeemable Perpetual Preferred Shares; and

  3)
  junior to all equity shares issued by us with terms specifically providing that those equity shares rank senior to the Series E Preferred Shares with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company, which issuance is subject to the approval of the holders of two-thirds of the outstanding Series E Preferred Shares and any parity preference shares.

The term "equity shares" does not include convertible debt securities, which debt securities would rank senior to the Series E Preferred Shares.

Dividends

        Holders of Series E Preferred Shares will be entitled to receive, when, as and if declared by our board of trustees or a duly authorized committee of the board, out of funds legally available for the payment of dividends under Maryland law, cumulative cash dividends from the original issue date or the immediately preceding dividend payment date, as applicable, quarterly in arrears on the last day of March, June, September and December of each year (each, a "dividend payment date"), commencing on September 30, 2016. These cumulative cash dividends will accrue on the liquidation preference amount of $25.00 per share at a rate per annum equal to 6.35% with respect to each dividend period from and including the original issue date. In the event that we issue additional Series E Preferred Shares after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

        Dividends will be payable to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series E Preferred Shares are the March 15, June 15, September 15 or December 15 immediately preceding the relevant dividend payment date (each, a "dividend record date"). If any dividend record date falls on any day other than a business day as defined in the Articles Supplementary for our Series E Preferred Shares, the dividend record date shall be the immediately preceding business day.

        The term "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

        A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date. Dividends payable on the Series E Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be calculated from the original issue date.

        Notwithstanding the foregoing, dividends on the Series E Preferred Shares will accrue whether or not funds are legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Shares which may be in arrears, and holders of the Series E Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

        If, for any taxable year, we designate as a "capital gain dividend," as defined in Section 857 of the Code, any portion of the dividends, or the Capital Gains Amount, as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our shares of beneficial interest, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Series E Preferred Shares will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Series E

Preferred Shares for the year bears to the total dividends paid or made available for that year to holders of all classes of our shares of beneficial interest. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our shareholders' long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as "capital gain dividends" by us to our shareholders. See "Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus.

        The Series E Preferred Shares will rank junior as to payment of dividends to any class or series of our preferred shares that we may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of American Homes 4 Rent. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series E Preferred Shares with respect to dividends, we may not pay any dividends on the Series E Preferred Shares or redeem or otherwise repurchase any Series E Preferred Shares until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series E Preferred Shares.

        So long as any Series E Preferred Shares remain outstanding, no dividend or distribution shall be paid or declared on junior equity securities, and no junior equity securities shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period, unless the full cumulative dividends on all outstanding Series E Preferred Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

        The foregoing limitation does not apply to:

  •
  repurchases, redemptions or other acquisitions of shares of junior equity shares of American Homes 4 Rent in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, trustees or consultants or (2) a dividend reinvestment or shareholder share purchase plan;

  •
  an exchange, redemption, reclassification or conversion of any class or series of American Home 4 Rent's junior equity shares, or any junior equity shares or securities of a subsidiary of American Homes 4 Rent, for any class or series of American Homes 4 Rent's junior equity shares;

  •
  the purchase of fractional interests in shares of American Homes 4 Rent's equity shares under the conversion or exchange provisions of the junior equity shares or the share being converted or exchanged;

  •
  any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, shares of beneficial ownership or other property under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to the plan; or

  •
  any dividend in the form of shares of beneficial interest, warrants, options or other rights where the dividend security or the security issuable upon exercise of such warrants, options or other rights is the same security as that on which the dividend is being paid or ranks equal or junior to that security.

        As used in this prospectus supplement, "junior equity share" means any class or series of shares of beneficial interest of American Homes 4 Rent that ranks junior to the Series E Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of American Homes 4 Rent. Junior equity share includes our common shares.

        When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity equity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series E Preferred Shares, on a dividend payment date falling within the related dividend period for the Series E Preferred Shares) in full upon the Series E Preferred Shares and any shares of parity equity shares, all dividends declared upon the Series E Preferred Shares and all such parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series E Preferred Shares, on a dividend payment date falling within the related dividend period for the Series E Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series E Preferred Shares and all parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series E Preferred Shares, on a dividend payment date falling within the related dividend period for the Series E Preferred Shares) bear to each other.

        As used in this prospectus supplement, "parity equity shares" means any other class or series of shares of beneficial interest of American Homes 4 Rent that ranks equally with the Series E Preferred Shares in the payment of dividends, whether cumulative or non-cumulative, and the distribution of assets upon liquidation, dissolution or winding up of American Homes 4 Rent. Parity equity shares include our Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C Participating Preferred Shares and Series D Cumulative Redeemable Perpetual Preferred Shares.

        Our board of trustees will not authorize and we will not pay or set apart for payment dividends on our Series E Preferred Shares at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules. See "Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus.

        Future distributions on our common shares and preferred shares, including the Series E Preferred Shares offered hereby, will be at the discretion of our board of trustees and will depend on, among other things, our results of operations, funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our board of trustees deems relevant. In addition, our credit facility with Wells Fargo Bank, National Association and J.P. Morgan Chase Bank, N.A. as lenders contains provisions that could limit or, in certain cases, prohibit the payment of distributions on our common shares and preferred shares, including the Series E Preferred Shares offered hereby. Accordingly, although we expect to pay quarterly cash distributions on our common shares and scheduled cash dividends on our Series E Preferred Shares being offered hereby, we cannot guarantee that we will maintain these distributions or what the actual distributions will be for any future period.

        Subject to the foregoing, dividends (payable in cash, shares or otherwise) may be determined by our board of trustees (or a duly authorized committee of the board) and may be declared and paid on our common shares and any shares of beneficial interest ranking, as to dividends, equally with or junior to the Series E Preferred Shares from time to time out of any funds legally available for such payment, and the Series E Preferred Shares shall not be entitled to participate in any such dividend.

Liquidation Rights

        Upon any voluntary or involuntary liquidation, dissolution or winding up of American Homes 4 Rent, holders of the Series E Preferred Shares are entitled to receive out of assets of American Homes 4 Rent available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of beneficial interest then outstanding ranking senior to or pari passu with the Series E Preferred Shares in respect of distributions upon liquidation, dissolution or winding up of American Homes 4 Rent, and before any distribution of assets is made to holders of common shares or of any of our other classes or series of shares of beneficial interest ranking junior to the Series E Preferred Shares as to such a distribution, a liquidating distribution in the amount of $25.00 per share, plus accumulated and unpaid dividends (whether or not authorized or declared). Holders of the Series E Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

        In any such distribution, if the assets of American Homes 4 Rent are not sufficient to pay the liquidation preferences in full to all holders of the Series E Preferred Shares and all holders of any of our other shares of beneficial interest ranking equally as to such distribution with the Series E Preferred Shares, the amounts paid to the holders of Series E Preferred Shares and to the holders of all such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the "liquidation preference" of any holder of preferred shares means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any accumulated but unpaid dividends (whether or not authorized or declared). If the liquidation preference has been paid in full to all holders of Series E Preferred Shares and any of our other shares of beneficial interest ranking equally as to the liquidation preference, the holders of our shares of beneficial interest ranking junior as to the liquidation preference shall be entitled to receive all remaining assets of American Homes 4 Rent according to their respective rights and preferences.

        For purposes of this section, the merger or consolidation of American Homes 4 Rent with or into any other entity, including a merger or consolidation in which the holders of Series E Preferred Shares receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of American Homes 4 Rent, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of American Homes 4 Rent. See "—Conversion Right upon a Change of Control" below for information about conversion of the Series E Preferred Shares in the event of a change of control of American Homes 4 Rent.

Redemption

  Redemption at Our Option

        The Series E Preferred Shares are perpetual and have no maturity date, and are not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series E Preferred Shares for cash in whole or in part, from time to time, at any time on or after June 29, 2021, upon not less than 30 nor more than 60 days' notice at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption. Holders of Series E Preferred Shares will have no right to require the redemption or repurchase of the Series E Preferred Shares. Investors should not expect us to redeem the Series E Preferred Shares on or after the date such shares become redeemable at our option.

        If Series E Preferred Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series E Preferred Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series E Preferred Shares are held in book-entry form through The Depository Trust Company, or "DTC", we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of Series E Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing Series E Preferred Shares for payment of the redemption price. If notice of redemption of any Series E Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series E Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series E Preferred Shares, such Series E Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

        In the case of any redemption of only part of the Series E Preferred Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

        We may also redeem the Series E Preferred Shares in limited circumstances relating to maintaining our qualification as a REIT, as described below in "—Restrictions on Ownership and Transfer."

  Special Redemption Option upon a Change of Control

        Upon the occurrence of a Change of Control (as defined below), we may redeem for cash, in whole or in part, the Series E Preferred Shares within 120 days after the date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below under the caption "—Conversion Rights upon a Change of Control"), we have provided or provide notice of redemption with respect to the Series E Preferred Shares (whether pursuant to our optional redemption right or our special redemption option), the holders of Series E Preferred Shares will not be permitted to exercise the conversion right described below under "—Conversion Rights upon a Change of Control" with respect to the shares subject to such notice.

        We will mail to you, if you are a record holder of the Series E Preferred Shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series E Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the special redemption price;

  •
  a statement setting forth the calculation of such special redemption price;

  •
  the number of Series E Preferred Shares to be redeemed;

  •
  the place or places where the certificates, if any, representing Series E Preferred Shares are to be surrendered for payment of the redemption price;

  •
  procedures for surrendering noncertificated Series E Preferred Shares for payment of the redemption price;

  •
  that dividends on the Series E Preferred Shares to be redeemed will cease to accrue on such redemption date unless we fail to pay the redemption price on such date;

  •
  that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series E Preferred Shares;

  •
  that the Series E Preferred Shares are being redeemed pursuant to our special redemption option right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

  •
  that the holders of the Series E Preferred Shares to which the notice relates will not be able to tender such Series E Preferred Shares for conversion in connection with the Change of Control and each Series E Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

        A "Change of Control" means, after the initial issuance of the Series E Preferred Shares, the following have occurred and are continuing:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Company entitled to vote generally in the election of our trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Right upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of Series E Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem, in whole or in part, the Series E Preferred Shares as described above under "—Redemption") to convert some or all of the Series E Preferred Shares held by such holder (the "Change of Control Conversion Right"), on the Change of Control Conversion Date (as defined below) into a number of our Class A common shares per Series E Preferred Share to be converted equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per Series E Preferred Share, plus (y) any accrued and unpaid dividends thereon (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series E Preferred Shares dividend payment for which dividends have been declared and prior to the corresponding Series E Preferred Shares dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series E Preferred Shares to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Class A Share Price (as defined below); and

  •
  the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

        The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a "Share Split") with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.

        In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series E Preferred Shares will receive upon conversion of such Series E

Preferred Shares the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration", and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the "Conversion Consideration").

        If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series E Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

  •
  the events constituting the Change of Control;

  •
  the date of the Change of Control;

  •
  the last date and time by which the holders of Series E Preferred Shares may exercise their Change of Control Conversion Right;

  •
  the method and period for calculating the Class A Share Price;

  •
  the Change of Control Conversion Date;

  •
  that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series E Preferred Shares, holders will not be able to convert Series E Preferred Shares designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series E Preferred Share;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that the holders of Series E Preferred Shares must follow to exercise the Change of Control Conversion Right.

        We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series E Preferred Shares.

        To exercise the Change of Control Conversion Right, the holders of Series E Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series E Preferred Shares to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of Series E Preferred Shares to be converted; and

  •
  that the Series E Preferred Shares are to be converted pursuant to the change of control conversion right held by holders of Series E Preferred Shares.

        We will not issue fractional Class A common shares upon the conversion of the Series E Preferred Shares. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the applicable Class A Share Price.

        The "Change of Control Conversion Date" is the date on which the Series E Preferred Shares are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series E Preferred Shares.

        The "Class A Share Price" will be (i) if the consideration to be received in the Change of Control by the holders of our Class A common shares is solely cash, the amount of cash consideration per Class A common share or (ii) if the consideration to be received in the Change of Control by holders of our Class A common shares is other than solely cash (x) the average of the closing sale prices per share of our Class A common shares (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our Class A common shares are then traded, or (y) the average of the last quoted bid prices for our Class A common shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our Class A common shares are not then listed for trading on a U.S. securities exchange.

Voting Rights

        Holders of the Series E Preferred Shares generally will have no voting rights. However, if we are in arrears on dividends, whether or not authorized or declared, on the Series E Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of Series E Preferred Shares (voting separately as a class together with the holders of all other classes or series of parity preferred shares and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of shareholders, each additional trustee being referred to as a "Preferred Share Trustee", until all unpaid dividends with respect to the Series E Preferred Shares and such other classes or series of preferred shares with like voting rights have been paid. Preferred Share Trustees will be elected by a vote of holders of record of a majority of the outstanding Series E Preferred Shares and any other series of parity equity shares with like voting rights, voting together as a class. Special meetings called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series E Preferred Shares or any other class or series of parity preferred shares entitled to vote thereon when they have the voting rights described above (voting together as a single class), including the Series A Participating Preferred Shares, Series B Participating Preferred Shares, Series C Participating Preferred Shares and Series D Cumulative Redeemable Perpetual Preferred Shares, will pay all costs and expenses of calling and holding the meeting.

        Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series E Preferred Shares and all other classes or series of parity preferred shares entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a dividend arrearage continues, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable).

        So long as any Series E Preferred Shares remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding Series E Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class), authorize, create, or increase the number of authorized or issued shares of, any class or series of equity shares ranking senior to the Series E Preferred Shares with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or reclassify any of our authorized equity shares into such equity shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such equity shares. However, we may create additional classes of parity equity shares and junior equity shares, amend our declaration of trust and the Articles Supplementary establishing the Series E Preferred Shares to increase the authorized number of shares of parity equity shares (including the Series E Preferred Shares) and junior equity shares and issue additional series of parity equity shares and junior equity shares without the consent of any holder of Series E Preferred Shares.

        In addition, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding Series E Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class) is required for us to amend, alter or repeal any provision of our declaration of trust so as to materially and adversely affect the terms of the Series E Preferred Shares. If such amendment to our declaration of trust does not equally affect the terms of the Series E Preferred Shares and the terms of one or more other classes or series of parity preferred shares, the affirmative vote or written consent of the holders of at least two-thirds of the shares outstanding at the time of Series E Preferred Shares, voting separately as a class, is required. Holders of the Series E Preferred Shares also will have the exclusive right to vote on any amendment to our declaration of trust on which holders of the Series E Preferred Shares are otherwise entitled to vote and that would alter only the rights, as expressly set forth in our declaration of trust, of the Series E Preferred Shares.

        In any matter in which holders of Series E Preferred Shares may vote (as expressly provided in the Articles Supplementary setting forth the terms of the Series E Preferred Shares), each Series E Preferred Share shall be entitled to one vote per share.

Information Rights

        During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series E Preferred Shares are outstanding, we will use our best efforts to (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Shares, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Shares. We will use our best efforts to post to our website or mail (or otherwise provide) the information to the holders of the Series E Preferred Shares within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a "non-accelerated filer" within the meaning of the Exchange Act.

Power to Increase or Decrease Authorized Shares and Issue Additional Shares of Our Common and Preferred Shares

        Our declaration of trust authorizes our board of trustees, with the approval of a majority of the entire board, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. We believe that the power of our board of trustees to increase or decrease the number of authorized shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law, the terms of any other class or series of shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our shareholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

        Due to limitations on the concentration of ownership of REIT shares imposed by the Code, subject to certain exceptions, our declaration of trust provides that:

  •
  no person may beneficially own more than 8.0% (in value or in number of shares, whichever is more restrictive) of the outstanding common shares, other than an "excepted holder" and a "designated investment entity";

  •
  no "excepted holder", which refers to certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family, certain related entities, as well as persons whose ownership of shares would cause members of the Hughes family to be deemed to own shares pursuant to application attribution rules under the Code, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, (i) any single excepted holder who is treated as an individual would beneficially own more than 17.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; (ii) any two excepted holders treated as individuals would beneficially own more than 25.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; (iii) any three excepted holders treated as individuals would beneficially own more than 33.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; (iv) any four excepted holders treated as individuals would beneficially own more than 41.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; or (v) any five excepted holders treated as individuals would beneficially own more than 49.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares;

  •
  no "designated investment entity", which refers to certain pension trusts, regulated investment companies and qualified investment managers may own no more than 9.9% (in value or in number of shares, whichever is more restrictive) of the outstanding common shares; and

  •
  no person may beneficially own more than 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of outstanding preferred shares.

        Our declaration of trust defines a "designated investment entity" as:

  •
  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h) of the Code;

  •
  an entity that qualifies as a regulated investment company under Section 851 of the Code; or

  •
  an entity (referred to in our declaration of trust as a "qualified investment manager") that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (iii) has or shares voting power and investment power under the Exchange Act; so long as each beneficial owner of such entity, or in the case of a qualified investment manager holding shares solely for the benefit of its customers, each such customer, would satisfy the ownership limit described above, if such beneficial owner owned directly its proportionate share of the common shares that are held by such designated investment entity.

        Our declaration of trust also prohibits any person from, among other matters:

  •
  beneficially owning equity shares if such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

  •
  transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons, effective beginning on the date on which we first have 100 shareholders; and

  •
  beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code.

        Our board of trustees may exempt a person from the 8.0% common share ownership limit, the 9.9% preferred share ownership limit, or the 9.9% designated investment entity limit, if such Person submits to the board of trustees information satisfactory to the board of trustees, in its sole and absolute discretion:

  •
  demonstrating that such person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); and

  •
  relevant to demonstrating that no person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to beneficially own equity shares in excess of the common share ownership limit, the preferred share ownership limit, the excepted holder limit, or the designated investment entity limit, as applicable, by reason of such person's ownership of equity shares in excess of the common share ownership limit, the preferred share ownership limit, or the designated investment entity limit, as the case may be, pursuant to an exemption granted under the declaration of trust.

        Prior to granting an exemption, our board of trustees, in its sole and absolute discretion, may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the our status as a REIT. Notwithstanding the receipt of any ruling or opinion, our board of trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception; provided, however, that our board of trustees will not be obligated to require obtaining a favorable ruling or opinion in order to grant an exemption hereunder.

        Our declaration of trust also provides that any ownership or purported transfer of our shares (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to our equity shares being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

        Any certificate representing our equity shares, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above. We do not expect to issue certificates representing our equity shares.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our equity shares that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned our equity shares that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding equity shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our equity shares that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change of control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Listing

        We intend to apply to list the Series E Preferred Shares on the NYSE under the symbol "AMHPRE". If the listing application is approved, we expect trading of the Series E Preferred Shares to commence within 30 days after initial delivery of the shares.

Transfer Agent, Registrar and Depositary

        American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for the Series E Preferred Shares.

* * *

ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        A summary of certain U.S. federal income tax considerations to you as a prospective holder of the Series E Preferred Shares is set forth in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on May 16, 2016 (the "Tax Summary"), and incorporated by reference in this prospectus supplement. The Tax Summary that is incorporated by reference in this prospectus supplement supersedes the discussion in the accompanying prospectus under the title "Certain U.S. Federal Income Tax Considerations."

        The summary below supplements and should be read together with the Tax Summary. To the extent any information set forth in the Tax Summary is inconsistent with this supplemental information, this supplemental information will apply and supersede the Tax Summary. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first paragraph in the Tax Summary as if that paragraph was set forth in this prospectus supplement.

Taxation of the Company as a REIT—Taxation

        If we acquire any assets from a non-REIT "C" corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the asset in the hands of the non-REIT "C" corporation (a "Conversion Transaction"), we would be liable for corporate income tax, at the highest applicable corporate rate, for the "built-in gain" with respect to those assets if we dispose of those assets in a taxable transaction during the "recognition period." To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT "C" corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT "C" corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code would be excluded from the application of this built-in gain tax.

        On June 7, 2016, the IRS and Treasury Department issued temporary regulations changing the recognition period for the corporate tax on built-in gains in Conversion Transactions. Prior to August 8, 2016, the recognition period is the five-year period beginning on the day the asset was transferred to us by the non-REIT "C" corporation. Effective for Conversion Transactions that occur on or after August 8, 2016, the recognition period will be the ten-year period beginning on the day the asset was transferred to us by the non-REIT "C" corporation.

 UNDERWRITING

        We have entered into an underwriting agreement with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our Series E Preferred Shares set forth opposite its name in the table below:

Underwriters	Number of Shares
Wells Fargo Securities, LLC	1,680,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,680,000
Morgan Stanley & Co. LLC	1,680,000
Raymond James & Associates, Inc.	1,680,000
Jefferies LLC	1,280,000

Total	8,000,000

        The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus supplement. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.

        The representatives of the underwriters have advised us that the underwriters propose to offer the Series E Preferred Shares directly to the public at the public offering prices listed on the cover page of this prospectus supplement and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $0.50 per share for the Series E Preferred Shares. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.45 per share for the Series E Preferred Shares to brokers and dealers. After the completion of the offering, the underwriters may change the offering price and other selling terms. Sales of Series E Preferred Shares made outside of the United States may be made by affiliates of the underwriters.

        Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Commissions and Expenses

        The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares to cover over-allotments, if any.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Underwriting discount paid by us	$0.7875	$6,300,000	$7,245,000
Proceeds, before expenses, to us	$24.2125	$193,700,000	$222,755,000

        We plan to file an application to list the Series E Preferred Shares on the NYSE under the symbol "AMHPRE." We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $300,000. We have agreed to reimburse the underwriters up to $45,000 for certain offering-related expenses incurred by them and the legal fees and disbursements of their counsel.

Over-Allotment Option

        We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 1,200,000 additional shares of Series E Preferred Shares from us, solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount.

Lock-Up

        The underwriting agreement provides that we will not, for a period of 30 days following the date of this prospectus supplement, offer, sell or distribute any of our securities that are substantially similar to the Series E Preferred Shares, without the prior written consent of the underwriters.

Stabilization

        Until the distribution of the securities offered by this prospectus supplement is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Series E Preferred Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Series E Preferred Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

  •
  Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series E Preferred Shares, so long as stabilizing bids do not exceed a specified maximum.

  •
  allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Series E Preferred Shares over-allotted by the underwriters is not greater than the number of Series E Preferred Shares that they may purchase in the over-allotment option. In a naked short position, the number of Series E Preferred Shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing our Series E Preferred Shares in the open market.

  •
  Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more Series E Preferred Shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our Series E Preferred Shares. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

        Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Prospectus

        This prospectus supplement may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus supplement in electronic format, any information on the underwriters' or their affiliates' websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Market for Shares

        Prior to this offering, there has been no public market for our Series E Preferred Shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus supplement and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded preferred stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for the Series E Preferred Shares, or that the shares will trade in the public market at or above the initial public offering price.

Delivery of Series E Preferred Shares

        We expect that delivery of the Series E Preferred Shares will be made against payment thereof on or about June 29, 2016, which will be the fifth business day following the pricing of the Series E Preferred Shares (such settlement cycle being herein referred to as "T + 5"). Under Rule 15c6-1 under the Exchange

Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series E Preferred Shares on any date prior to the third business day before delivery will be required, by virtue of the fact that the Series E Preferred Shares initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series E Preferred Shares who wish to trade the Series E Preferred Shares on any date prior to the third business day before delivery should consult their own advisor.

Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Non-U.S. Legends

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus supplement in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus supplement pursuant to Article 3 of the EU Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

        This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

        Each underwriter has represented, warranted and agreed that:

  (A)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (B)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series E Preferred Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Germany

        Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin). This prospectus supplement has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus supplement does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus supplement and any other document relating to our Series E Preferred Shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our Series E Preferred Shares to the public in Germany, any public marketing of our Series E Preferred Shares or any public solicitation for offers to subscribe for or otherwise acquire our Series E Preferred Shares. This prospectus supplement and other offering materials relating to the offer of our Series E Preferred Shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Notice to Prospective Investors in Switzerland

        This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the Series E Preferred Shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Series E Preferred Shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The Series E Preferred Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Series E Preferred Shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Series E Preferred Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Series E Preferred Shares offered should conduct their own due diligence on the Series E Preferred Shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

        The validity of our Series E Preferred Shares offered by means of this prospectus supplement and certain U.S. federal income tax matters have been passed upon for us by Hogan Lovells US LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements and schedule of American Homes 4 Rent as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, incorporated by reference in this prospectus supplement, the related prospectus and the registration statement of which this prospectus supplement and the related prospectus are a part, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of American Residential Properties, Inc. appearing in American Homes 4 Rent's Current Report on Form 8-K/A dated May 11, 2016 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Our website address is http://www.americanhomes4rent.com. We make our SEC filings available on our website, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to or incorporated by reference into the registration statement of which this prospectus supplement forms a part, each statement in this prospectus supplement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, and other documents that we file with the SEC, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. In addition, our SEC filings also are available electronically to the public on the SEC's website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement modifies or replaces this information.

In this prospectus supplement, we are incorporating by reference the following documents that we filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

  •
  the portions of our Definitive Proxy Statement for our 2016 Annual Meeting of Shareholders, filed with the SEC on April 1, 2016, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  our Current Reports on Form 8-K, filed with the SEC on March 4, 2016, March 24, 2016, April 18, 2016, May 5, 2016 (other than Item 2.02 thereof), May 16, 2016, May 17, 2016 and June 9, 2016;

  •
  our Current Report on Form 8-K/A, filed with the SEC on May 11, 2016; and

  •
  the descriptions of our securities included in our Registration Statements on Form 8-A, filed with the SEC on July 19, 2013, October 18, 2013, December 23, 2013, May 1, 2014 and May 17, 2016, including any amendment or reports filed for the purpose of updating such descriptions.

        We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise indicated therein.

        We will provide free of charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. You may request a copy of these filings by contacting Investor Relations, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, by telephone at (855) 794-AH4R (2447), by e-mail at info@ah4r.com, or by visiting our website, https://americanhomes4rent.com.

THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS
SUPPLEMENT.

PROSPECTUS

Common Shares, Preferred Shares, Depositary Shares,
Warrants and Rights

        We may offer, from time to time, one or more series or classes of:

  •
  Common shares of beneficial interest;

  •
  Preferred shares of beneficial interest;

  •
  Depositary shares representing our preferred shares;

  •
  Warrants exercisable for our common shares of beneficial interest, preferred shares of beneficial interest or depositary shares representing preferred shares of beneficial interest; and

  •
  Rights to purchase common shares of beneficial interest.

        We refer to our common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, warrants and rights collectively as the "securities." This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The prices and terms of any securities to be offered, the net proceeds that we expect to receive from the sale of such securities and the specific manner in which such securities may be offered will be set forth in one or more supplements to this prospectus.

        We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the particular securities covered by the prospectus supplement.

        We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see "Plan of Distribution" beginning on page 45. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

        Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "AMH." On August 6, 2014, the last reported sale price of our common shares on the NYSE was $17.66 per share. Our principal executive offices are located at 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, and our telephone number is (805) 413-5300.

        You should carefully read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement before you invest in any of these securities.

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" on page 5 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 7, 2014

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. This prospectus provides you with a general description of the securities we may offer at any time, from time to time, in one or more offerings. This prospectus provides only a general description of the securities we may offer and is not meant to provide a complete description of each security. As a result, each time we offer securities, we will provide a prospectus supplement that contains specific information about the terms of those securities, which we will attach to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus.

        You should rely only on the information contained in this prospectus and any applicable prospectus supplement. To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should rely only on the information provided or information to which we have referred you, including any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the other documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in "Incorporation of Certain Information by Reference" below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Statements contained or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement being qualified in all respects by such reference. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        Unless the context requires otherwise, references in this prospectus to "we," "our," "us," "our company" and "the Company" refer to American Homes 4 Rent, a Maryland real estate investment trust, together with its consolidated subsidiaries, including American Homes 4 Rent, L.P., a Delaware limited partnership, which we refer to as "our operating partnership."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Various statements contained in, or incorporated by reference into, this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies, trends and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2013 and elsewhere in this prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, contingencies and uncertainties include, but are not limited to, the following:

  •
  We are employing a new and untested business model with no proven track record, which may make our business difficult to evaluate.

  •
  We are a recently organized REIT with a limited operating history, and we may not be able to successfully operate our business or generate sufficient cash flows to make or sustain distributions on our preferred and common shares.

  •
  We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.

  •
  We intend to continue to expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they were when we commenced operations, which could adversely impact anticipated yields.

  •
  Our future growth depends, in part, on the availability of additional debt or equity financing. If we cannot obtain additional financing on terms favorable or acceptable to us, our growth may be limited.

  •
  Our investments are and will continue to be concentrated in our target markets and the single-family properties sector of the real estate industry, which exposes us to downturns in our target markets or in the single-family properties sector.

  •
  We face significant competition for acquisitions of our target properties, which may limit our strategic opportunities and increase the cost to acquire those properties.

  •
  We face significant competition in the leasing market for quality tenants, which may limit our ability to rent our single-family homes on favorable terms or at all.

  •
  The large supply of single-family homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with historically low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential tenants.

  •
  Our evaluation of properties involves a number of assumptions that may prove inaccurate, which could result in us paying too much for properties we acquire or overvaluing our properties or our properties failing to perform as we expect.

  •
  If occupancy levels and rental rates in our target markets do not increase sufficiently to keep pace with rising costs of operations, our income and distributable cash will decline.

  •
  We depend on our tenants and their willingness to renew their leases for substantially all of our revenues. Poor tenant selection and defaults and nonrenewals by our tenants may adversely affect our reputation, financial performance and ability to make distributions on our preferred and common shares.

  •
  Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distribution to our shareholders.

        While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance, and you should not unduly rely on them. The forward-looking statements in this prospectus speak only as of the date of this prospectus. We are not obligated to update or revise these statements as a result of new information, future events or otherwise, unless required by applicable law.

 OUR COMPANY

        American Homes 4 Rent is an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing and operating single-family homes as rental properties. We commenced operations in November 2012 to continue the investment activities of American Homes 4 Rent LLC, or AH LLC, which was founded by our chairman, B. Wayne Hughes, in 2011 to take advantage of the dislocation in the single-family home market. Mr. Hughes has over 40 years of experience in the real estate business and a successful track record as co-founder and former chairman and chief executive officer of Public Storage, a REIT listed on the New York Stock Exchange, or the NYSE. We have an integrated operating platform that consists of approximately 530 personnel dedicated to property management, marketing, leasing, financial and administrative functions. Our acquisition and renovation functions are performed by AH LLC, to whom we will continue to pay an acquisition and renovation fee through December 2014.

        As of June 30, 2014, we owned 27,173 single-family properties in 22 states and had an additional 485 properties in escrow that we expect to acquire, subject to customary closing conditions, for an estimated total investment of approximately $70.5 million. As of June 30, 2014, we owned properties in selected sub-markets of metropolitan statistical areas, or MSAs, in 22 states, and we continually evaluate potential new target markets that fit our underwriting criteria and are located where we believe we can achieve sufficient scale for internalized property management.

        We seek to become a leader in the single-family home rental industry by aggregating a geographically diversified portfolio of high quality single-family homes and developing "American Homes 4 Rent" into a nationally recognized brand that is well-known for quality, value and tenant satisfaction and is well respected in our communities. Our objective is to generate attractive, risk-adjusted returns for our shareholders through dividends and capital appreciation.

        We believe that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under U.S. federal income tax laws, for each of our taxable years commencing with our taxable year ended December 31, 2012, and we expect to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2014, and subsequent taxable years.

        Our principal executive offices are located at 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Our main telephone number is (805) 413-5300. Our website address is www.americanhomes4rent.com. The contents of our website are not incorporated by reference in or otherwise a part of this prospectus.

 RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports for the quarterly periods ended March 31, 2014 and June 30, 2014, together with all the other information contained or incorporated by reference into this prospectus, and the risks we have highlighted in other sections of this prospectus, before making an investment decision to purchase our securities. The occurrence of any of the events described could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant part of your investment in our securities. Some statements in this prospectus constitute forward-looking statements. Please refer to the section entitled "Cautionary Note Regarding Forward-Looking Statements."

 USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including, without limitation, acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

        We compute our ratio of earnings to combined fixed charges and preferred distributions by dividing our earnings by the sum of our fixed charges and preferred distributions. We compute our ratio of earnings to fixed charges by dividing our earnings by our fixed charges. Earnings consist of net income before interest expense and noncontrolling interests that have fixed charges.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013(a)	Year Ended December 31, 2012	Period from June 23, 2011 to December 31, 2011
	(in thousands)
Fixed charges:
Interest expense	$5,390	$370	$—	$—
Capitalized interest	5,338	9,646	—	—
Preferred distributions(b)	16,994	16,223	—	—
Total fixed charges	$27,722	$26,239	$—	$—
Earnings available for fixed charges:
Loss from continuing operations	$(10,304)	$(20,074)	$(10,236)	$(42)
Fixed charges	27,722	26,239	—	—
Less: capitalized interest	(5,338)	(9,646)	—	—
Less: gain on remeasurement of equity method investment	—	(10,945)	—	—
Remeasurement of Series E units	7,700	2,057	—	—
Remeasurement of Preferred shares	598	1,810	—	—
Total earnings available for fixed charges	$20,378	$(10,559)	$(10,236)	$(42)
Ratio of earnings to fixed charges	(c)	(d)	n/a	n/a

(a)
Excludes discontinued operations.

(b)
Includes distributions of $3.2 million on Series A Participating Preferred Shares, $2.9 million on Series B Participating Preferred Shares, $1.7 million on Series C Participating Preferred Shares, and $9.2 million on Series C convertible units for the six months ended June 30, 2014. Includes distributions of $1.2 million on Series A Participating Preferred Shares, $14.9 million on Series C convertible units and $0.1 million on 3.5% convertible perpetual preferred units for the year ended December 31, 2013.

(c)
Earnings for the six months ended June 30, 2014 were inadequate to cover fixed charges by $7.3 million.

(d)
Earnings for the year ended December 31, 2013 were inadequate to cover fixed charges by $36.8 million.

 DESCRIPTION OF EQUITY SHARES

        The following is a summary of the material terms of our equity shares and certain terms of our declaration of trust and bylaws.

General

        We are authorized to issue 500,000,000 common shares, consisting of 450,000,000 Class A common shares of beneficial interest, $0.01 par value per share ("Class A common shares"), and 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share ("Class B common shares," and together with the Class A common shares, the "common shares"), and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). Except as provided below, the Class A common shares and Class B common shares have the same rights and privileges, rank equally and are otherwise identical in all respects. Our declaration of trust authorizes our board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. Maryland law provides, and our declaration of trust provides, that none of our shareholders are personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

        As of August 6, 2014, 184,897,969 Class A common shares, 635,075 Class B common shares, 5,060,000 Preferred Shares designated as "Series A Participating Preferred Shares," 4,400,000 Preferred Shares designated as "Series B Participating Preferred Shares" and 7,600,000 Preferred Shares designated as "Series C Participating Preferred Shares" are outstanding. The actual number of holders of our Class A common shares and our Preferred Shares is greater than the record number of holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

DESCRIPTION OF COMMON SHARES

        Subject to the preferential rights, if any, of holders of any other class or series of shares and to the provisions of our declaration of trust regarding restrictions on ownership and transfer of our shares, holders of our common shares:

  •
  have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of trustees and declared by us; and

  •
  are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common shares in the event of our liquidation, dissolution or winding up of our affairs.

        There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common shares.

        Under Title 8, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

        Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares and except as may otherwise be specified in our declaration of trust, each outstanding Class A common share entitles the holder to one vote, and each outstanding Class B common share entitles the holder to 50 votes, on all matters on which the shareholders of Class A common shares are entitled to vote, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of Class A common shares and Class B common shares will vote together as a single class and will possess the exclusive voting power. Notwithstanding the foregoing, holders of Class B common shares are not entitled to vote on any matter requiring "Partnership Approval." "Partnership Approval" is defined in the agreement of limited partnership of our operating partnership, as amended, as approval obtained when the sum of the (1) the percentage interest of partners consenting to the transaction, plus (2) the product of (a) the percentage of the outstanding Class A units held by the general partner entity multiplied by (b) the percentage of the votes that were cast in favor of the transaction by the holders of the common shares of beneficial interest (or other comparable equity interest) of the general partner entity equals or exceeds the percentage required for the general partner entity's shareholders to approve the transaction. In addition, in no event may holders of shares beneficially owned by Mr. Hughes or HF Investments 2010, LLC, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, vote more than 30% of the total votes entitled to be cast on any particular matter nor more than 18% of the total votes of the Class A common shares. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees. Trustees are elected by a plurality of all the votes cast in the election of trustees. Under a plurality voting standard, trustees who receive the greatest number of votes cast in their favor are elected to the board of trustees.

Power to Reclassify and Issue Shares

        Our board of trustees may classify any unissued preferred shares, and reclassify any unissued common shares or any previously classified but unissued preferred shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of trustees is required by Title 8 and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our shares may be then listed or quoted.

Conversion of Class B Common Shares

        Certain holders of Class B common shares will own the units of limited partnership, or OP units, in our operating partnership. In the event a holder of Class B common shares transfers its OP units to a transferee, other than a "qualified transferee," which includes family members and affiliates of or other entities controlled by such holder, then one Class B common share held by such holder automatically converts into one Class A common share for every 49 OP units transferred by the holder. If the holder of Class B common shares transfers any OP units to a qualified trustee, and then such qualified trustee in turn transfers the same OP units to another qualified trustee of the original transferor, then one Class B common share held by the first qualified transferee will automatically convert into one Class A common share for every 49 OP units transferred by the first qualified transferee. In such case, if the first qualified transferee does not own a sufficient number of Class B common shares, then the initial transferor will be responsible for the deficiency in Class B common shares, and a number of Class A common shares equal to such deficiency held by the initial transferor (or, if the initial transferor does now own sufficient Class B common shares, then one or more other qualified transferees of such initial transferor) will automatically convert into one Class A common share for every 49 OP units. Notwithstanding the foregoing, any Class B common shares transferred to a transferee other than a qualified transferee will automatically convert into an equal number of Class A common shares.

Power to Increase or Decrease Authorized Shares and Issue Additional Shares of Our Common and Preferred Shares

        Our declaration of trust authorizes our board of trustees, with the approval of a majority of the entire board, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. We believe that the power of our board of trustees to increase or decrease the number of authorized shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law, the terms of any other class or series of shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our shareholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, or the Code, subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 8.0% (in value or in number of shares, whichever is more restrictive) of our outstanding common shares. In addition, our declaration of trust prohibits any person from, among other matters, beneficially owning equity shares if such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year); transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons; and beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code. Our board of trustees may exempt a person from the ownership limits if such person submits to the board of trustees certain information satisfactory to the board of trustees. See "Restrictions on Ownership and Transfer."

Transfer Agent and Registrar

        We have retained American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our common shares.

Registration Rights

        In connection with our operating partnership's acquisition of our former manager and our former property manager from AH LLC on June 10, 2013, at which time all administrative, financial, property management and marketing and leasing personnel, including executive management, became our fully dedicated personnel, or the Management Internalization, we entered into a registration rights agreement with AH LLC providing for registration rights exercisable after December 10, 2015. After June 10, 2015, if we are eligible to file a shelf registration statement under the Securities Act of 1933, as amended, or the Securities Act, AH LLC will have the right to request that we file and maintain a shelf registration statement to register for resale the Class A common shares and securities convertible into Class A common shares that are held by AH LLC. In addition, AH LLC has the right to request that we cooperate with AH LLC in up to three underwritten offerings of our Class A common shares under the shelf registration statement, provided such right may not be invoked more often than once every six months (subject to suspension rights in favor of our company) and each such underwritten offering generally must yield gross proceeds to AH LLC of not less than $100 million per offering. After December 10, 2015, AH LLC has unlimited "piggyback" registration rights to include the Class A common shares and securities convertible into Class A common shares that AH LLC owns in other registration statements that we may initiate, subject to certain conditions and limitations (including cut-back rights in favor of our company). Under the registration rights agreement, we pay all expenses relating to registrations, and AH LLC pays all underwriting discounts and commissions relating to the sale of its Class A common shares. The registration rights agreement contains other customary terms, including for indemnification. The registration rights agreement will terminate when AH LLC may freely sell its Class A common shares pursuant to Rule 144 under the Securities Act. In July 2013, the registration rights agreement was subsequently amended to provide for the registration of any Class A common shares beneficially owned by AH LLC at any time during the term of the agreement.

        In connection with our operating partnership's acquisition of the Alaska Joint Venture on June 11, 2013, or the Alaska Joint Venture Acquisition, we entered into a registration rights agreement with the Alaska Permanent Fund Corporation, or APFC. Under the terms of such agreement, after we become eligible to file a shelf registration statement, APFC has a right to request that we file and maintain a shelf registration statement with the SEC to register for resale the Class A common shares acquired by APFC in connection with the Alaska Joint Venture Acquisition and the right to request that we cooperate with APFC in up to three underwritten offerings of our Class A common shares under the shelf registration statement. Beginning February 2, 2014, APFC has unlimited "piggyback" registration rights to include the Class A common shares that APFC acquired through the Alaska Joint Venture Acquisition in other registration statements that we may initiate, subject to certain conditions and limitations.

        In connection with our acquisition of Beazer Pre-Owned Rental Homes, Inc. on July 1, 2014, or the Beazer Acquisition, we agreed in the agreement and plan of merger relating to the Beazer Acquisition, subject to certain exceptions, to file a registration statement relating to the resale of our Class A common shares issued in connection with the Beazer Acquisition no later than August 15, 2014 and to cause the registration statement to remain effective until the earlier of the date all of such Class A common shares have been resold pursuant to the registration statement, the date all of such Class A common shares are eligible to be freely resold pursuant to Rule 144(b)(1) under the Securities Act or one year after the closing of the Beazer Acquisition. We also agreed to pay the reasonable costs and expenses incurred in connection with our foregoing obligations, but excluding all selling commissions applicable to the sale of the Class A common shares and all fees of legal counsel for any holder of Class A common shares. The registration rights provisions include other customary terms, including for indemnification.

        The preceding summary of certain provisions relating to registration rights is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the applicable agreement.

DESCRIPTION OF PREFERRED SHARES

        The following description sets forth certain general terms of the preferred shares to which any prospectus supplement may relate and the material terms of our outstanding series of preferred shares. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our declaration of trust, the applicable articles supplementary that describes the terms of the related class or series of preferred shares, and our bylaws, each of which we will make available upon request.

        As of August 7, 2014, 5,060,000 Preferred Shares designated as "Series A Participating Preferred Shares," 4,400,000 Preferred Shares designated as "Series B Participating Preferred Shares" and 7,600,000 Preferred Shares designated as "Series C Participating Preferred Shares" are outstanding.

  General

        Subject to the limitations prescribed by Maryland law and our declaration of trust and bylaws, our board of trustees is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of trustees or duly authorized committee thereof. The preferred shares will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The prospectus supplement relating to the series of preferred shares offered thereby will describe the specific terms of such securities, including:

  •
  the title and stated value of such preferred shares;

  •
  the number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

  •
  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred shares shall accumulate;

  •
  the procedures for any auction and remarketing, if any, for such preferred shares;

  •
  the provisions for a sinking fund, if any, for such preferred shares;

  •
  the provisions for redemption, if applicable, of such preferred shares;

  •
  any listing of such preferred shares on any securities exchange;

  •
  the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof) and conversion period;

  •
  a discussion of federal income tax considerations applicable to such preferred shares;

  •
  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  •
  in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Restrictions on Ownership

        Due to limitations on the concentration of ownership of REIT shares imposed by the Code, subject to certain exceptions, our declaration of trust provides that no person may beneficially own more than 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of our outstanding preferred shares. In addition, our declaration of trust prohibits any person from, among other matters, beneficially owning equity shares if such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year); transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons; and beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code. Our board of trustees may exempt a person from the ownership limits if such person submits to the board of trustees certain information satisfactory to the board of trustees. See "Restrictions on Ownership and Transfer."

Transfer Agent and Registrar

        The transfer agent and registrar for our preferred shares will be set forth in the applicable prospectus supplement.

Certain Provisions of Maryland Law and Our Charter and Bylaws

        See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

  Series A Participating Preferred Shares

General

        The following description of certain terms and conditions of our 5.000% Series A Participating Preferred Shares does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary setting forth the terms of our Series A Participating Preferred Shares, our bylaws and Maryland law. Our declaration of trust, including the Articles Supplementary for our Series A Participating Preferred Shares, and our bylaws are incorporated by reference into this prospectus from our SEC filings. Capitalized terms used in the following description shall have the meanings set forth in the Articles Supplementary for the Series A Participating Preferred Shares.

Maturity and Preemptive Rights

        The Series A Participating Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption (except as described below under "—Redemption—Redemption upon an Absence of Suitable Indices Event" and "—Conversion Rights—Conversion upon an Absence of Suitable Indices Event"), and will remain outstanding indefinitely unless (i) we redeem such Series A Participating Preferred Shares at our option as described below in "—Redemption," (ii) we convert such Series A Participating Preferred Shares at our option as described below in "—Conversion Rights—Conversion at Our Option" or (iii) subject to our special right of redemption in the event of a Change of Control (as defined below), they are converted by the holder of such Series A Participating Preferred Shares in the event of a Change of Control as described below in "—Conversion Rights—Conversion upon a Change of Control."

        There are generally no preemptive rights with respect to our Series A Participating Preferred Shares.

Ranking

        The Series A Participating Preferred Shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

  (1)
  senior to our common shares and to any other class or series of our equity shares expressly designated as ranking junior to the Series A Participating Preferred Shares;

  (2)
  on parity with any other preferred or convertible preferred securities, including the Series B and Series C Participating Preferred Shares; and

  (3)
  junior to all equity shares issued by us with terms specifically providing that those equity shares rank senior to the Series A Participating Preferred Shares with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or Liquidation Event, which issuance is subject to the approval of the holders of two-thirds of the outstanding Series A Participating Preferred Shares and any parity preference shares.

        The term "equity shares" does not include convertible debt securities, which debt securities would rank senior to the Series A Participating Preferred Shares.

Dividends

        Holders of the Series A Participating Preferred Shares are entitled to receive cumulative cash dividends payable quarterly in arrears on the last day of March, June, September and December of each year, at the rate of 5.000% per annum on the initial liquidation preference per share (equivalent to the fixed annual rate of $1.25 per share). The first dividend was paid on December 31, 2013 to holders of record as of December 15, 2013 and was a pro rata dividend from and including October 25, 2013, or the original issue date, to but excluding December 31, 2013. If any dividend payment date falls on any day other than a business day as defined in the Articles Supplementary for our Series A Participating Preferred Shares, the dividend due on such dividend payment date is paid on the first business day immediately following such dividend payment date, and no dividends will accrue as a result of such delay. Dividends accrue and are cumulative from, and including, the prior dividend payment date (or, if no prior dividend payment date, the original issue date of the Series A Participating Preferred Shares) to, but excluding, the next dividend payment date, to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series A Participating Preferred Shares are the March 15, June 15, September 15 or December 15 immediately preceding the relevant dividend payment date, regardless of whether that day is a business day. Prior to September 30, 2020, no dividends will accrue or be paid on any HPA Amount (as defined below).

        On and after September 30, 2020, in lieu of the dividend rate detailed in the preceding paragraph, a dividend rate of 10.000% per annum will accrue and be paid on the initial liquidation preference per Series A Participating Preferred Share plus the HPA Amount, if any.

        Our board of trustees will not authorize and we will not pay or set apart for payment dividends on our Series A Participating Preferred Shares at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules. You should review the information appearing in the last paragraph under the caption "—Dividends" for information regarding the circumstances under which the terms of our credit facility may limit or prohibit the payment of dividends on the Series A Participating Preferred Shares.

        Notwithstanding the foregoing, dividends on the Series A Participating Preferred Shares accrue whether or not there are funds legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Participating Preferred Shares that may be in arrears, and holders of the Series A Participating Preferred Shares are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Participating Preferred Shares, including any Capital Gains Amounts, as described in the paragraph below, is first credited against the earliest accrued but unpaid dividend due with respect to those shares.

        If, for any taxable year, we designate as a "capital gain dividend," as defined in Section 857 of the Code, any portion of the dividends, or the Capital Gains Amount, as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our shares of beneficial interest, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Series A Participating Preferred Shares will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Series A Participating Preferred Shares for the year bears to the total dividends paid or made available for that year to holders of all classes of our shares of beneficial interest. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our shareholders' long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as "capital gain dividends" by us to our shareholders.

        Future distributions on our common shares and preferred shares, including our Series A, Series B and Series C Participating Preferred Shares, will be at the discretion of our board of trustees and will depend on, among other things, our results of operations, funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our board of trustees deems relevant. In addition, our credit facility contains provisions that could limit or, in certain cases, prohibit the payment of distributions on our common shares and preferred shares. Accordingly, although we expect to pay quarterly cash distributions on our common shares and scheduled cash dividends on our preferred shares, we cannot guarantee that we will maintain these distributions or what the actual distributions will be for any future period.

Voting Rights

        Holders of the Series A Participating Preferred Shares generally have no voting rights. However, in the event we are in arrears on dividends, whether or not authorized or declared, on the Series A Participating Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of Series A Participating Preferred Shares (voting separately as a class together with the holders of all other classes or series of parity preferred shares and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional trustees at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of shareholders, each additional trustee being referred to as a Preferred Share Trustee, until all unpaid dividends with respect to the Series A Participating Preferred Shares and such other classes or series of preferred shares with like voting rights, including the Series B and Series C Participating Preferred Shares, have been paid or declared and set aside for payment. Preferred Share Trustees will be elected by a vote of holders of record of a majority of the outstanding Series A Participating Preferred Shares and any other series of parity equity shares with like voting rights, including the

Series B and Series C Participating Preferred Shares, voting together as a class. Special meetings called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series A Participating Preferred Shares, or any other class or series of parity preferred shares entitled to vote thereon when they have the voting rights described above (voting together as a single class), including the Series B and Series C Participating Preferred Shares will pay all costs and expenses of calling and holding the meeting.

        Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Participating Preferred Shares and all other classes or series of parity preferred shares entitled to vote thereon when they have the voting rights described above (voting together as a single class), including the Series B and Series C Participating Preferred Shares. So long as a dividend arrearage continues, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Participating Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable), including the Series B and Series C Participating Preferred Shares.

        So long as any Series A Participating Preferred Shares remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding Series A Participating Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class), including the Series B and Series C Participating Preferred Shares, authorize, create, or increase the number of authorized or issued shares of, any class or series of equity shares ranking senior to the Series A Participating Preferred Shares with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

        In addition, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding Series A Participating Preferred Shares and each other class or series of parity preferred shares with like voting rights (voting together as a single class), including the Series B and Series C Participating Preferred Shares, is required for us to amend, alter or repeal any provision of our declaration of trust so as to materially and adversely affect the terms of the Series A Participating Preferred Shares. If such amendment to our declaration of trust does not equally affect the terms of the Series A Participating Preferred Shares and the terms of one or more other classes or series of parity preferred shares, the affirmative vote or written consent of the holders of at least two-thirds of the shares outstanding at the time of Series A Participating Preferred Shares, voting separately as a class, is required. Holders of the Series A Participating Preferred Shares also have the exclusive right to vote on any amendment to our declaration of trust on which holders of the Series A Participating Preferred Shares are otherwise entitled to vote and that would alter only the rights, as expressly set forth in our declaration of trust, of the Series A Participating Preferred Shares.

        In any matter in which holders of Series A Participating Preferred Shares may vote (as expressly provided in the articles supplementary setting forth the terms of the Series A Participating Preferred Shares), each Series A Participating Preferred Share is entitled to one vote per share.

Liquidation Preference

        If we experience a Liquidation Event, holders of our Series A Participating Preferred Shares will have the right to receive the sum of (i) the initial liquidation preference, (ii) the HPA Amount (if the HPA Amount for the relevant period is a positive number) and (iii) an amount per Series A Participating Preferred Share equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders, or the Final Liquidation Preference, before any distribution or payment is made to holders of our securities and any other class or series of our equity shares ranking junior to the Series A Participating Preferred Shares as to liquidation, dissolution or winding up. The rights of holders of Series A Participating Preferred Shares to receive this amount will be subject to the proportionate rights of any other class or series of our equity shares ranking on parity with the Series A Participating Preferred Shares as to rights upon liquidation, dissolution or winding up, including the Series B and Series C Participating Preferred Shares, and junior to the rights of any class or series of our equity shares expressly designated as ranking senior to the Series A Participating Preferred Shares.

        Holders of Series A Participating Preferred Shares are entitled to written notice of any distribution in connection with any Liquidation Event not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Series A Participating Preferred Shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a Liquidation Event.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of any of our shares of beneficial interest or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Participating Preferred Shares will not be added to our total liabilities.

Home Price Appreciation Amount

        The initial liquidation preference for the Series A Participating Preferred Shares may be increased by the HPA Amount. The HPA Amount for any period will equal the product of the initial liquidation preference and the HPA Factor for such period. However, the HPA Amount for all periods after September 30, 2020 will be equal to the HPA Amount calculated with respect to the period ended June 30, 2020, and the HPA Amount will be subject to a cap as described below under the caption "—HPA Amount Cap."

        The HPA Amount may be realized upon (i) exercise by us of our optional redemption right or conversion right after September 30, 2017, (ii) any conversion or redemption in connection with a Change of Control (as defined below) or (iii) liquidation, dissolution or winding up of the Company. In addition, on and after September 30, 2020, dividends will accrue on the HPA Amount, if any, added to the initial liquidation preference per Series A Participating Preferred Share.

Home Price Appreciation Factor

        HPA represents the cumulative change in value from June 30, 2013 of an index tracking the purchase prices of single-family homes located in our top 20 markets, by estimated total investment, as of July 31, 2013. HPA is determined using the Quarterly POI, specifically the non-seasonally adjusted "Purchase-Only Index" for the "100 Largest Metropolitan Statistical Areas," currently disclosed at the following URL: http://www.fhfa.gov/weblink/hpicbsapo.txt. The contents of the FHFA website are not incorporated by reference in or otherwise part of this prospectus. Other indices referenced in this prospectus will not be used in calculating the HPA Amount.

        The POI is a weighted, repeat-sales index, meaning that it measures average price changes in repeat sales of the same single-family properties. This information is obtained by reviewing repeat transactions involving conforming, conventional mortgages purchased or securitized by Fannie Mae or Freddie Mac since January 1975. Only mortgage transactions involving single-family homes are included. Conforming refers to a mortgage that both meets the underwriting guidelines of Fannie Mae or Freddie Mac and that does not exceed the conforming loan limit that is currently $625,000 for mortgages in the contiguous United States originated after September 30, 2011. Conventional mortgages are those that are neither insured nor guaranteed by the FHA, VA or other federal government entities. Mortgages on properties financed by government-insured loans, such as FHA or VA mortgages, are excluded from the POI, as are properties with mortgages that have a principal amount exceeding the conforming loan limit.

        Subject to the calculation of the HPA as described below, the value set forth in the POI, or the POI Value, with respect to each of the 21 metropolitan statistical areas (each, an "MSA") listed below, is used for the purpose of calculating HPA.

        HPA for the Series A Participating Preferred Shares is calculated as follows:

          (i)  The change in HPA for each MSA since June 30, 2013 is calculated promptly following each date of FHFA's release of the POI for each quarter, or Index Release Date, in accordance with the following equation, where "MSAx" represents any given MSA and "HPAx" represents the change in HPA for such MSA:

HPAx =	((POI Value for MSAx as of the most recent Index Release Date ÷ POI Value for MSAx as of June 30, 2013) × 100)-100

         (ii)  The "Cumulative HPA" is the sum of the twenty-one (21) products of (A) the change in HPA for a given MSA since June 30, 2013 (expressed below as "HPAx" and, for any given MSA, as calculated as described in paragraph (i) above and (B) the relative weighting for a given MSA (expressed below as "Wx" and, for any given MSA, as set forth in the table in paragraph (iii) below, divided by 100 in order to be expressed as a percentage, which will be calculated promptly following each Index Release Date in accordance with the following equation:

Cumulative HPA =	((HPA1 × W1) + (HPA2 × W2) + (HPA3 × W3) + ... (HPA21 × W21)) ÷ 100

        (iii)  The following relative weightings for each MSA are used in determining Cumulative HPA in accordance with paragraph (ii) above:

MSA	Relative Weighting Applied in Determining Cumulative HPA
Dallas—Plano—Irving, TX(1)	4.754%
Fort Worth—Arlington, TX(1)	4.753%
Indianapolis—Carmel—Anderson, IN	8.880%
Chicago—Naperville—Arlington Heights, IL	7.679%
Atlanta—Sandy Springs—Roswell, GA	7.545%
Nashville—Davidson—Murfreesboro—Franklin, TN	6.390%
Houston—The Woodlands—Sugar Land, TX	6.312%
Cincinnati, OH—KY—IN	6.119%
Salt Lake City, UT	5.495%
Tampa—St. Petersburg—Clearwater, FL	5.361%
Charlotte—Concord—Gastonia, NC	5.354%
Phoenix—Mesa—Scottsdale, AZ	5.270%
Jacksonville, FL	4.776%
Las Vegas—Henderson—Paradise, NV	4.371%
Raleigh, NC	4.040%
Columbus, OH	3.167%
Orlando—Kissimmee—Sanford, FL	3.036%
Tucson, AZ	1.867%
Greensboro—High Point, NC	1.789%
Austin—Round Rock, TX	1.550%
San Antonio—New Braunfels, TX	1.490%
TOTAL (21 MSAs)	100%

(1)
Our Dallas-Fort Worth, TX market is comprised of the Dallas-Plano-Irving and Fort Worth-Arlington Metropolitan Divisions.

        The change in HPA for each MSA since June 30, 2013 is included in the calculation of "Cumulative HPA" regardless of whether it is positive, negative or zero. The home price appreciation factor, or HPA Factor, for any period equals the product of Cumulative HPA (calculated as described above) for such period (expressed as a percentage) multiplied by a constant investor participation percentage of 50%. The HPA Amount, at any time it is measured, cannot be negative, so the liquidation preference per Series A Participating Preferred Share is always at least $25.00.

        The FHFA has historically released the POI for a given quarter near the end of the second month after the end of that quarter. We make available each quarter the quarterly measurement showing the aggregate HPA Amount per Series A Participating Preferred Share across quarters and weighted by markets based on the POI provided by the FHFA. We also provide updates and maintain such information on the "For Investors" page of our corporate website.

        If at any time prior to September 30, 2020, the FHFA no longer publishes the POI, or if the POI no longer covers one or more of our top 20 markets as of July 31, 2013, we will promptly make a good faith selection of a publicly available alternative index or indices after examining publicly available indices that are reasonably comparable to the POI to cover the market or markets no longer covered by the POI. If we select an alternative source or sources, we will disclose the new source for calculating the HPA Amount on the "For Investors" page of our corporate website and in a Current Report on Form 8-K filed with the SEC. If a suitable public alternative source or sources is not available, we will, at our option, either redeem or convert the Series A Participating Preferred Shares within 135 days after the date that the POI was last published, as described in "—Redemption—Redemption upon Absence of Suitable Indices Event" (in the case of a redemption) or as described in "Conversion Rights—Conversion upon an Absence of Suitable Indices Event" (in the case of a conversion).

        The following table sets forth, for each of our top 20 markets, the actual POI Value as of June 30, 2013, and the date from which the HPA was measured for purposes of calculating the HPA Amount. The table also sets forth the calculations performed in order to assign a baseline value of 100.0 for all markets as of June 30, 2013 for purposes of calculating the change in HPA for such markets relative to such date.

Market	Relative Weighting Applied in Determining HPA(1)	Actual POI Value as of Jun 30, 2013(2)	Multiplier Applied to Establish Baseline Value(3)	Assigned Baseline Value(4)
Dallas-Fort Worth, TX(5)	9.507%	187.5	0.533	100.0
Indianapolis, IN	8.880%	164.5	0.608	100.0
Greater Chicago Area, IL(6)	7.679%	182.2	0.549	100.0
Atlanta, GA	7.545%	174.2	0.574	100.0
Nashville, TN	6.390%	230.7	0.433	100.0
Houston, TX	6.312%	241.2	0.415	100.0
Cincinnati, OH	6.119%	166.3	0.601	100.0
Salt Lake City, UT	5.495%	323.9	0.309	100.0
Tampa, FL	5.361%	209.6	0.477	100.0
Charlotte, NC	5.354%	186.8	0.535	100.0
Phoenix, AZ	5.270%	232.5	0.430	100.0
Jacksonville, FL	4.776%	211.7	0.472	100.0
Las Vegas, NV	4.371%	133.3	0.750	100.0
Raleigh, NC	4.040%	197.1	0.507	100.0
Columbus, OH	3.167%	178.9	0.559	100.0
Orlando, FL	3.036%	180.0	0.556	100.0
Tucson, AZ	1.867%	206.7	0.484	100.0
Greensboro, NC	1.789%	161.0	0.621	100.0
Austin, TX	1.550%	316.1	0.316	100.0
San Antonio, TX	1.490%	226.5	0.442	100.0

(1)
Based on estimated total investment in each market as of July 31, 2013. These were the weighting factors for measurement of HPA.

(2)
Represents the values as published in the POI for each market as of October 18, 2013. Such values are subject to revision by the FHFA in subsequent POI releases.

(3)
In order to index the POI Value for each market as of June 30, 2013, which was the date from which the cumulative change in HPA was measured for purposes of calculating the HPA Amount, the POI Value for each market as of such date was assigned a baseline index value of 100.0 by multiplying each by the multiplier indicated in the table above. The multipliers set forth above are presented solely for the purpose of indicating the numerical relationship between the actual POI Value for each of the markets and the indexed baseline value of 100.0 for such markets. The multipliers remain constant throughout the term of the Series A Participating Preferred Shares.

(4)
Equals the product of the actual POI Value for each market as of June 30, 2013, multiplied by the baseline multiplier for each market.

(5)
Our Dallas-Fort Worth, TX market is comprised of the Dallas-Plano-Irving and Fort Worth-Arlington Metropolitan Divisions, with each division given equal weighting for purposes determining HPA.

(6)
The home price index for the Greater Chicago Area, IL market is Chicago-Naperville-Arlington Heights, IL.

HPA Amount Cap

        Until September 30, 2020, the amount payable upon any conversion, redemption or liquidation event is subject to a cap, such that the total internal rate of return, when considering the initial liquidation preference, plus the HPA Amount (if positive), plus all dividends (whether paid or accrued) to, but excluding, the date of such redemption, conversion or final distribution to holders in respect of a Liquidation Event, shall not exceed 9%. On September 30, 2020, the HPA Amount will become fixed and cease to accrue and the dividend yield will increase to 10.000% per annum on the liquidation preference plus the HPA Amount.

Redemption

  Redemption at Our Option

        We may not redeem the Series A Participating Preferred Shares before September 30, 2017, except in limited circumstances relating to maintaining our qualification as a REIT, as described below in "—Restrictions on Ownership and Transfer" and pursuant to the special optional redemption provisions upon a change in control that are specified below.

        Any time after September 30, 2017 but before September 30, 2020, we may redeem for cash all but not less than all of the Series A Participating Preferred Shares at a redemption price per Series A Participating Preferred Share equal to the Final Liquidation Preference.

        At any time after September 30, 2020, we may redeem for cash all but not less than all of the Series A Participating Preferred Shares at a redemption price per share equal to the initial liquidation preference, plus the HPA Amount (if positive) calculated with respect to the period ended June 30, 2020 (if the HPA Amount for such period is a positive number), plus any accrued but unpaid dividends. The initial liquidation preference of $25.00 plus the HPA Amount calculated with respect to the period ended June 30, 2020, is referred to as the Adjusted Value.

        There is no restriction on our ability to redeem Series A Participating Preferred Shares while dividends are in arrearage.

  Special Redemption Option upon a Change of Control

        Upon the occurrence of a Change of Control (as defined below), we may redeem for cash all but not less than all of the Series A Participating Preferred Shares within 120 days after the date on which such Change of Control occurred, by paying the Final Liquidation Preference. If, prior to the Change of Control Conversion Date (as defined below under the caption "—Conversion Rights—Conversion upon a Change in Control"), we have provided or provide notice of redemption with respect to the Series A Participating Preferred Shares (whether pursuant to our optional redemption right, our special redemption option or pursuant to the right described under "—Redemption upon an Absence of

Suitable Indices Event"), the holders of Series A Participating Preferred Shares will not be permitted to exercise the conversion right described below under "—Conversion Rights—Conversion upon a Change of Control."

        We will mail to you, if you are a record holder of the Series A Participating Preferred Shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Participating Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the special redemption price;

  •
  a statement setting forth the calculation of such special redemption price;

  •
  the number of Series A Participating Preferred Shares to be redeemed;

  •
  the place or places where the certificates, if any, representing Series A Participating Preferred Shares are to be surrendered for payment of the redemption price;

  •
  procedures for surrendering noncertificated Series A Participating Preferred Shares for payment of the redemption price;

  •
  that dividends on the Series A Participating Preferred Shares to be redeemed will cease to accrue on such redemption date unless we fail to pay the redemption price on such date;

  •
  that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Participating Preferred Shares;

  •
  that the Series A Participating Preferred Shares are being redeemed pursuant to our special redemption option right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

  •
  that the holders of the Series A Participating Preferred Shares to which the notice relates will not be able to tender such Series A Participating Preferred Shares for conversion in connection with the Change of Control and each Series A Participating Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

        A "Change of Control" means, after the initial issuance of the Series A Participating Preferred Shares, the following have occurred and are continuing:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Company entitled to vote generally in the election of our trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock

    Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

  Redemption upon an Absence of Suitable Indices Event

        If, following an Absence of Suitable Indices Event, we do not convert all of the outstanding Series A Participating Preferred Shares in accordance with the provisions described under "—Conversion Rights—Conversion upon an Absence of Suitable Indices Event," then we will redeem all of the Series A Participating Preferred Shares for cash at a redemption price equal to the Final Liquidation Preference.

Conversion Rights

  Conversion at Our Option

        At any time after September 30, 2017, we may convert all but not less than all of the Series A Participating Preferred Shares into our Class A common shares. The conversion ratio for such one-time conversion will be determined by a formula and cannot be determined until the conversion date.

        If such one-time conversion occurs after September 30, 2017 but before September 30, 2020, the formula for determining the conversion ratio per Series A Participating Preferred Share will be the sum of (i) the initial liquidation preference, (ii) the HPA Amount for the relevant period (if the HPA Amount for such period is a positive number) and (iii) any accrued and unpaid dividends to, but excluding, the fourth business day following the notice of conversion, divided by the one-day volume-weighted average price of our Class A common shares on the NYSE, or VWAP, as reported by Bloomberg, if available, on the day the notice of conversion is issued.

        If such one-time conversion occurs on or after September 30, 2020, the formula for determining the conversion ratio will be (i) the Adjusted Value, plus any accrued and unpaid dividends to, but not including, the conversion date, divided by (ii) the VWAP as reported by Bloomberg on the date the notice of conversion is issued.

        If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume weighted average of the high and low trading prices of the Class A Shares on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as the Class A Shares may be listed or traded) calculated using the high and low prices (volume weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of VWAP for all purposes hereunder.

  Conversion upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of Series A Participating Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem the Series A Participating Preferred Shares as described above under "—Redemption—Special Redemption Option upon a Change of Control") to convert some or all of the Series A Participating Preferred Shares held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of our Class A common shares per share of Series A Participating Preferred Shares to be converted equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of (x) the initial liquidation preference, plus (y) the HPA Amount for the relevant period (if the HPA Amount for such period is a positive number), plus (z) any accrued and unpaid dividends (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Participating Preferred Shares dividend payment for which dividends have been declared and prior to the corresponding Series A Participating Preferred Shares dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series A Participating Preferred Shares to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Class A Share Price (as defined below); and

  •
  3.16 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus.

        The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares), subdivisions or combinations (in each case, a "Share Split") with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.

        In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of Series A Participating Preferred Shares will receive upon conversion of such Series A Participating Preferred Shares the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration," and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the "Conversion Consideration").

        If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A Participating Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

  •
  the events constituting the Change of Control;

  •
  the date of the Change of Control;

  •
  the last date and time by which the holders of Series A Participating Preferred Shares may exercise their Change of Control Conversion Right;

  •
  the method and period for calculating the Class A Share Price;

  •
  the Change of Control Conversion Date;

  •
  that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Participating Preferred Shares, holders will not be able to convert Series A Participating Preferred Shares designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Participating Preferred Share;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that the holders of Series A Participating Preferred Shares must follow to exercise the Change of Control Conversion Right.

        We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Participating Preferred Shares.

        To exercise the Change of Control Conversion Right, the holders of Series A Participating Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series A Participating Preferred Shares to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of Series A Participating Preferred Shares to be converted; and

  •
  that the Series A Participating Preferred Shares are to be converted pursuant to the Change of Control Conversion Right Series A Participating Preferred Shares.

        The "Change of Control Conversion Date" is the date on which the Series A Participating Preferred Shares are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Participating Preferred Shares.

        The "Class A Share Price" will be (i) if the consideration to be received in the Change of Control by the holders of our Class A common shares is solely cash, the amount of cash consideration per Class A common share or (ii) if the consideration to be received in the Change of Control by holders of our Class A common shares is other than solely cash (x) the average of the closing sale prices per share of our Class A common shares (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our Class A common shares are then traded, or (y) the average of the last quoted bid prices for our Class A common shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our Class A common shares are not then listed for trading on a U.S. securities exchange.

  Conversion upon an Absence of Suitable Indices Event

        If, following an Absence of Suitable Indices Event, we do not redeem all of the outstanding Series A Participating Preferred Shares in accordance with the provisions described under "—Redemption—Redemption upon an Absence of Suitable Indices Event," then we will convert all of the Series A Participating Preferred Shares into Class A common shares, at a conversion ratio per Series A Participating Preferred Share equal to the sum of (i) the initial liquidation preference, (ii) the HPA Amount for the relevant period (if the HPA Amount for such period is a positive number) and (iii) any accrued and unpaid dividends to, but excluding, the fourth business day following the notice of conversion, divided by the VWAP, as reported by Bloomberg, if available, on the day the notice of conversion is issued.

        If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume weighted average of the high and low trading prices of our Class A common shares on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as our Class A common shares may be listed or traded) calculated using the high and low prices (volume weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of VWAP for all purposes hereunder.

  Fractional Shares; Delivery of Class A Common Shares

        Upon conversion of the Series A Participating Preferred Shares, whether pursuant to the rights described under "—Conversion at Our Option," "—Conversion upon a Change of Control" or "—Conversion upon an Absence of Suitable Indices Event," we will deliver the Class A common shares due upon conversion as soon as practicable on or after, but in no event later than the fourth business day after, the conversion date or Change of Control Conversion Date, as applicable. However, on the conversion date or Change of Control Conversion Date, as applicable, the holder to whom the Class A common shares due upon conversion are to be issued will be deemed to be a holder of record of such Class A common shares.

        We will not issue fractional Class A common shares upon the conversion of the Series A Participating Preferred Shares. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the applicable per share VWAP for a conversion at our option or the Class A Share Price for a conversion upon the occurrence of a Change of Control, as applicable.

Listing

        Our Series A Participating Preferred Shares are listed on the NYSE under the symbol "AMHPRA."

Series B Participating Preferred Shares

        The following description of certain terms and conditions of our 5.000% Series B Participating Preferred Shares does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary setting forth the terms of our Series B Participating Preferred Shares, our bylaws and Maryland law. Our declaration of trust, including the Articles Supplementary for our Series B Participating Preferred Shares, and our bylaws are incorporated by reference into this prospectus from our SEC filings. The terms and provisions of our Series B Participating Preferred Shares are substantially the same as those of our Series A Participating Preferred Shares as described in "—Description of Series A Participating Preferred Shares" above, except that the original issue date for the Series B Participating Preferred Shares was December 20, 2013, and the first dividend on the Series B Participating Preferred Shares was paid on March 31, 2014 to holders of record as of March 15, 2014. Our Series B Participating Preferred Shares are listed on the NYSE under the symbol "AMHPRB."

Series C Participating Preferred Shares

        The following description of certain terms and conditions of our 5.500% Series C Participating Preferred Shares does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to our declaration of trust, including the Articles Supplementary setting forth the terms of our Series C Participating Preferred Shares, our bylaws and Maryland law. Our declaration of trust, including the Articles Supplementary for our Series C Participating Preferred Shares, and our bylaws are incorporated by reference into this prospectus from our SEC filings. The terms and provisions of our Series C Participating Preferred Shares are substantially the same as those of our Series A Participating Preferred Shares as described in "—Description of Series A Participating Preferred Shares" above, except that (i) the dividend rate for our Series C Participating Preferred Shares is 5.500% per annum of the initial liquidation preference per share, (ii) the original issue date for the Series C Participating Preferred Shares was April 29, 2014, (iii) the first dividend on the Series C Participating Preferred Shares was paid on June 30, 2014 to holders of record as of June 15, 2014, and, (iv) for the Series C Participating Preferred Shares, HPA represents the cumulative change in value from December 31, 2013 of an index tracking the purchase prices of single-family homes located in our top 20 markets, by estimated total investment, as of July 31, 2013. Our Series C Participating Preferred Shares are listed on the NYSE under the symbol "AMHPRC."

 DESCRIPTION OF DEPOSITARY SHARES

General

        We may issue receipts for depositary shares, each of which will represent a fractional interest of a preferred share of a particular series, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a preferred share of a particular series represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

        The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.

        In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares converted into other securities.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing preferred shares so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our declaration of trust. See "Restrictions on Ownership and Transfer."

        From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.

Voting of the Depositary Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder's depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.

Liquidation Preference

        In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of the Depositary Shares

        The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred shares depositary with written instructions to the preferred shares depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares, and we have agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

        The deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related preferred share shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Shares Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

        The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

        The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.

        Neither the preferred shares depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred shares depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

        Holders of depositary receipts will be subject to the ownership restrictions set forth in the declaration of trust. See "Restrictions on Ownership and Transfer."

DESCRIPTION OF WARRANTS

        We may offer by means of this prospectus warrants for the purchase of our preferred shares, depositary shares representing preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

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  the title and issuer of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currencies in which the price or prices of such warrants may be payable;

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  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

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  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

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  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of material federal income tax considerations; and

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  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Restrictions on Ownership

        Holders of warrants will be subject to the ownership restrictions set forth in the declaration of trust. See "Restrictions on Ownership and Transfer."

 DESCRIPTION OF RIGHTS

        We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

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  the date for determining the shareholders entitled to the rights distribution;

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  the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

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  the aggregate number of rights being issued;

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  the date, if any, on and after which such rights may be transferable separately;

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  the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

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  any special U.S. federal income tax consequences; and

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  any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Restrictions on Ownership

        Holders of rights will be subject to the ownership restrictions set forth in the declaration of trust. See "Restrictions on Ownership and Transfer."

 MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

        The following summary of certain provisions of Maryland law and our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

  Our Board of Trustees

        Our declaration of trust and bylaws provide that the number of trustees of our company will not be less than two and, unless our bylaws are amended, not more than 15, and the number of trustees of our company may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire board of trustees.

        Pursuant to our declaration of trust and bylaws, each member of our board of trustees is elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Holders of our common shares have no right to cumulative voting in the election of trustees, and trustees are elected by a plurality of all the votes cast in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares are able to elect all of our trustees.

  Removal of Trustees

        In general, our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of trustees. Except as described below, this provision, when coupled with the exclusive power of our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

  Business Combinations

        Under provisions of the Maryland General Corporation Law, or MGCL, that apply to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

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  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the trust.

        A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, however, the board of trustees may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of trustees.

        After the five-year prohibition, unless, among other conditions, the trust's common shareholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust's board of trustees prior to the time that the interested shareholder becomes an interested shareholder. As permitted by the MGCL, our board of trustees has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of trustees (including a majority of trustees who are not affiliates or associates of such persons). However, our board of trustees may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested shareholders.

  Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a Maryland real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. "Control shares" are voting shares that, if aggregated with all other such shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any shareholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by Maryland law, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the declaration of trust. Our declaration of trust eliminates all appraisal rights of shareholders. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of our shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

  Maryland Unsolicited Takeovers Act

        Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds shareholder vote requirement for removing a trustee;

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  a requirement that the number of trustees be fixed only by vote of the trustees;

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  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

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  a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of shareholders.

        Our declaration of trust provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. In July 2013, our board of trustees and our shareholders approved an amendment to our declaration of trust under which we elected not to be subject to these provisions.

        Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we also (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from our board, which removal will be allowed only for cause, (2) vest in our board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and fill vacancies and (3) require, unless called by the Executive Chairman of our board of trustees, the President or Chief Executive Officer or our board of trustees, the written request of shareholders entitled to cast a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board.

  Meetings of Shareholders

        Pursuant to our bylaws, an annual meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held on a date and at the time and place set by our board of trustees. Each of our trustees is elected by our shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. The next annual meeting of our shareholders will be held in 2015. In addition, our Chairman, Chief Executive Officer, President or our board of trustees may call a special meeting of our shareholders. Subject to the provisions of our bylaws, a special meeting of our shareholders to act on any matter that may properly be considered by our shareholders will also be called by our secretary upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

  Amendment of Our Declaration of Trust and Extraordinary Transactions

        Under Title 8, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

        Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

  Bylaws Amendments

        Except as described below, our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

        The provisions in our bylaws relating to a special election meeting and the amendment thereof may not be amended without the affirmative vote or written or electronic consent of holders of at least 75% of the outstanding common shares entitled to vote thereon (other than shares held by our executive officers).

        Our bylaws also require shareholder approval prior to adoption of any shareholder rights plan—or "poison pill"—except under limited circumstances. This provision cannot be amended, altered or repealed without prior shareholder approval. We do not intend to adopt a shareholder rights plan.

  Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of other business to be considered by our shareholders at an annual meeting of shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the shareholder and its affiliates and the nominee or business proposal, as applicable.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees may be made at a special meeting of shareholders at which trustees are to be elected only (1) by or at the direction of our board of trustees or (2) provided that the special meeting has been properly called for the purpose of electing trustees, by a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the shareholder and its affiliates and the nominee.

  Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        Our declaration of trust and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders, including:

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  business combination provisions;

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  supermajority vote and cause requirements for removal of trustees;

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  requirement that shareholders holding at least a majority of our outstanding common shares must act together to make a written request before our shareholders can require us to call a special meeting of shareholders;

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  provisions that vacancies on our board of trustees may be filled only by the remaining trustees for the full term of the trusteeship in which the vacancy occurred;

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  the power of our board to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series of shares;

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  the power of our board of trustees to cause us to issue additional shares of any class or series and to fix the terms of one or more classes or series of shares without shareholder approval;

  •
  the restrictions on ownership and transfer of our shares; and

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  advance notice requirements for trustee nominations and shareholder proposals.

        Likewise, if the resolution opting out of the business combination provisions of the MGCL were repealed or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

        Our bylaws require shareholder approval prior to adoption of any shareholder rights plan—or "poison pill"—except under limited circumstances. This provision cannot be amended, altered or repealed without prior shareholder approval. We do not intend to adopt a shareholder rights plan.

  Limitation of Trustees' and Officers' Liability and Indemnification

        Title 8 permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Title 8 permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by such director or officer or on such director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any individual who is a present or former trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; and

  •
  any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, we have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  REIT Qualification

        Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        In order to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Due to limitations on the concentration of ownership of REIT shares imposed by the Code, subject to certain exceptions, our declaration of trust provides that:

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  no person may beneficially own more than 8.0% (in value or in number of shares, whichever is more restrictive) of the outstanding common shares, other than an "excepted holder" and a "designated investment entity";

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  no "excepted holder," which refers to certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family, certain related entities, as well as persons whose ownership of shares would cause members of the Hughes family to be deemed to own shares pursuant to application attribution rules under the Code, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, (i) any single excepted holder who is treated as an individual would beneficially own more than 17.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; (ii) any two excepted holders treated as individuals would beneficially own more than 25.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; (iii) any three excepted holders treated as individuals would beneficially own more than 33.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; (iv) any four excepted holders treated as individuals would beneficially own more than 41.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares; or (v) any five excepted holders treated as individuals would beneficially own more than 49.9% (in value or number, whichever is more restrictive) of any class or series of the outstanding common shares;

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  no "designated investment entity," which refers to certain pension trusts, regulated investment companies and qualified investment managers may own no more than 9.9% (in value or in number of shares, whichever is more restrictive) of the outstanding common shares; and

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  no person may beneficially own more than 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of outstanding preferred shares.

        Our declaration of trust defines a "designated investment entity" as:

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  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h) of the Code;

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  an entity that qualifies as a regulated investment company under Section 851 of the Code; or

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  an entity (referred to in our declaration of trust as a "qualified investment manager") that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power under the Securities Exchange Act of 1934, as amended; so long as each beneficial owner of such entity, or in the case of a qualified investment manager holding shares solely for the benefit of its customers, each such customer, would satisfy the ownership limit described above, if such beneficial owner owned directly its proportionate share of the common shares that are held by such designated investment entity.

        Our declaration of trust also prohibits any person from, among other matters:

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  beneficially owning equity shares if such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

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  transferring equity shares if such transfer would result in our equity shares being owned by less than 100 persons, effective beginning on the date on which we first have 100 shareholders; and

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  beneficially owning equity shares if such beneficial ownership would otherwise cause us to fail to qualify as a REIT under the Code.

        Beneficial ownership means ownership of our shares through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3). Under Section 544 of the Code, if a person has an option to acquire stock, such stock is considered as owned by such person. Thus, the ownership limit in our declaration of trust applies to warrants for the purchase of our preferred shares, depositary shares representing preferred shares or common shares, as well as rights to purchase our common shares.

        Our board of trustees may exempt a person from the 8.0% common share ownership limit, the 9.9% preferred share ownership limit, or the 9.9% designated investment entity limit, if such Person submits to the board of trustees information satisfactory to the board of trustees, in its sole and absolute discretion:

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  demonstrating that such person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); and

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  relevant to demonstrating that no person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to beneficially own equity shares in excess of the common share ownership limit, the preferred share ownership limit, the excepted holder limit, or the designated investment entity limit, as applicable, by reason of such person's ownership of equity shares in excess of the common share ownership limit, the preferred share ownership limit, or the designated investment entity limit, as the case may be, pursuant to an exemption granted under the declaration of trust.

        Prior to granting an exemption, our board of trustees, in its sole and absolute discretion, may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure our status as a REIT. Notwithstanding the receipt of any ruling or opinion, our board of trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception; provided, however, that our board of trustees will not be obligated to require obtaining a favorable ruling or opinion in order to grant an exemption hereunder.

        Our declaration of trust also provides that any ownership or purported transfer of our shares (whether or not such transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to our equity shares being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

        Any certificate representing our equity shares, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above. We do not expect to issue certificates representing our equity shares.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our equity shares that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned our equity shares that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding equity shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our equity shares that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

 BOOK-ENTRY SECURITIES

        We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

        Our common shares may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

        If indicated in the prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

        In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        We may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

        Our common shares are listed on the NYSE under the symbol "AMH." Any securities that we issue, other than common shares, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

        In addition, selling shareholders with registration rights may use this prospectus in connection with resales of our Class A common shares. See "Description of Common Shares—Registration Rights" in this prospectus. The applicable prospectus supplement will identify the selling shareholders, their beneficial ownership of our Class A common shares, the Class A common shares that the selling shareholders intend to sell and any material relationships between us and the selling shareholders. Selling shareholders may be deemed to be underwriters under the Securities Act in connection with the Class A common shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, any such selling shareholders will receive all the proceeds from the resale of our Class A common shares. We will not receive any proceeds from the resale by the selling shareholders of Class A common shares. Unless otherwise set forth in a prospectus supplement, the selling shareholders will pay all underwriting discounts, commissions and agent's commissions, if any.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relating to our qualification and taxation as a real estate investment trust, or REIT, and the acquisition, holding, and disposition of our common shares, preferred shares, and depositary shares (together with our common shares and preferred shares, the "shares"), as well as our warrants and rights. For purposes of the following discussion, references to "our Company," "we" and "us" mean only American Homes 4 Rent and not its subsidiaries or affiliates. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate the Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

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  a tax-exempt organization, except to the extent discussed below in "—Taxation of U.S. Shareholders—Taxation of Tax-Exempt Shareholders,"

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  a broker-dealer,

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  a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as "non-U.S. persons," except to the extent discussed below in "—Taxation of Non-U.S. Shareholders,"

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  a trust, estate, regulated investment company, or RIC, REIT, financial institution, insurance company or S corporation,

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  investors subject to the alternative minimum tax provisions of the Code,

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  investors holding our shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

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  investors holding our shares through a partnership or similar pass-through entity,

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  a person with a "functional currency" other than the U.S. dollar,

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  beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us,

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  a person who does not hold our shares as a "capital asset," within the meaning of Section 1221 of the Code,

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  a U.S. expatriate, or

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  investors otherwise subject to special tax treatment under the Code.

        This summary does not address state, local or non-U.S. tax considerations.

        Each prospective investor is advised to consult his or her tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the acquisition, ownership and sale of our shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our shares and the potential changes in applicable tax laws.

Taxation of the Company as a REIT

General

        We have elected to be taxed as a REIT commencing with our first taxable year ended December 31, 2012. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to shareholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification as a REIT under the Code. We believe that we are organized and that we have operated and we intend to continue to operate in a manner to qualify for taxation as a REIT under the Code.

        The law firm of Hogan Lovells US LLP ("Hogan Lovells") has acted as our tax counsel in connection with the registration statement of which this discussion is a part. We have received an opinion of Hogan Lovells to the effect that that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT for each of our taxable years beginning with our taxable year ended December 31, 2012, and that our current organization and current and proposed method of operation (as described in this prospectus and a letter that we have provided to Hogan Lovells) will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2014 and thereafter. It must be emphasized that the opinion of Hogan Lovells is based on various assumptions relating to our organization and operation, is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, the economic terms of our leases, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion of Hogan Lovells was expressed as of the date issued. Hogan Lovells will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells' opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which tax could be significant in amount) in order for us to maintain our REIT qualification.

        Qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurances that we have been or will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See "—Failure to Qualify as a REIT."

        The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation

        For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to U.S. federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are currently lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Subject to certain limited exceptions, dividends received from REITs are generally not eligible for taxation at the preferential dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter "C" corporations, and corporate shareholders of a REIT are not eligible for the dividends received deduction. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a non-REIT "C" corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize.

        Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

  (1)
  We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  (2)
  We (or our shareholders) may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

  (3)
  If we elect to treat property that we acquire in connection with certain leasehold terminations as "foreclosure property," we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property not qualifying for purposes of the gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

  (4)
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. See "—Gross Income Tests—Income from Prohibited Transactions."

  (5)
  If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

  (6)
  We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid, if we fail to make the required distributions by the end of a calendar year. The required distributions for each calendar year is equal to the sum of:

  •
  85% of our REIT ordinary income for the year;

  •
  95% of our REIT capital gain net income for the year other than capital gains we elect to retain and pay tax on as described below; and

  •
  any undistributed taxable income from prior taxable years.

  (7)
  We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries do not reflect arm's-length terms.

  (8)
  If we acquire any assets from a non-REIT "C" corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the asset in the hands of the C corporation, we would be liable for corporate income tax, at the highest applicable corporate rate, for the "built-in gain" with respect to those assets if we dispose of those assets during the 10-year period (5-year period for assets sold in 2012 or 2013) beginning on the day the asset was transferred to us by the non-REIT "C" corporation . To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT "C" corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. The IRS has issued proposed Treasury regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. The proposed Treasury regulations described above will not be effective unless they are issued in their final form, and as of the date of this prospectus it is not possible to determine whether the proposed Treasury regulations will be finalized in their current form or at all.

  (9)
  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a U.S. shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. shareholder in our shares.

  (10)
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nevertheless maintain our REIT qualification because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to regular "C" corporations during periods when such assets would have caused us to fail the asset test.

  (11)
  If we fail to satisfy a requirement under the Code which would result in the loss of our REIT qualification, other than a failure to satisfy a gross income test, or an asset test as described in paragraph 10 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

  (12)
  If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

  (13)
  The earnings of any subsidiaries that are subchapter "C" corporations, including any TRS, are subject to U.S. federal corporate income tax.

        Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and/or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        The Code defines a "REIT" as a corporation, trust or association:

  (1)
  that is managed by one or more trustees;

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

  (5)
  that is beneficially owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

  (7)
  that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

  (8)
  that uses a calendar year for U.S. federal income tax purposes;

  (9)
  that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

  (10)
  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

        The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT unless we qualify for certain relief provisions described in the following paragraph.

        To monitor our compliance with condition (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain specified percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information. If we comply with the record-keeping requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

        For purposes of condition (8), we adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

        Ownership of Interests in Partnerships and Limited Liability Companies.    In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company in which we own an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

        We have included a brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies and their partners or members below in "—Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies." We believe that we have operated and we intend to continue to operate our operating partnership and the subsidiary partnerships and limited liability companies in which our operating partnership invests in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

        Ownership of Interests in Qualified REIT Subsidiaries.    We may own 100% of the stock of one or more corporations that are qualified REIT subsidiaries. We currently do not have any qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below in "—Asset Tests Applicable to REITs."

        Ownership of Interests in Taxable REIT Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a taxable REIT subsidiary. We currently have two taxable REIT subsidiaries. A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A TRS subsidiary is any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain "straight debt" securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. For purposes of following discussion, the term "taxable REIT subsidiary" includes TRS subsidiaries. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by our taxable REIT subsidiaries, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See "—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Qualified Dividend Income."

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiaries ensure that such taxable REIT subsidiaries will be subject to an appropriate level of U.S. federal income taxation. For example, taxable REIT subsidiaries are limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by our taxable REIT subsidiaries if the economic arrangements between us, our tenants and such taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

        As discussed in greater detail below, in certain circumstances, we may transfer to our taxable REIT subsidiary homes or portfolios of homes the sale of which may not qualify for the safe harbor for prohibited transactions. In that event, any post-transfer operating income recognized by the taxable REIT subsidiary in respect of such homes and any gain recognized by the taxable REIT subsidiary on a subsequent sale of such homes would be subject to a corporate level tax. See "—Gross Income Tests—Income from Prohibited Transactions."

Gross Income Tests

        To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year at least 75% of our gross income, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including:

  •
  "rents from real property";

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

  •
  interest income derived from mortgage loans secured by real property; and

  •
  income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of shares or securities, in either case, not held for sale to customers.

        Rents from Real Property.    Rents we receive will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property lease.

  •
  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

  •
  Second, we, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging or qualified health care facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an "eligible independent contractor" (as described below) and certain other requirements are met;

  •
  Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

  •
  Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. We anticipate that any services we provide directly to tenants will be "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants' convenience. We may provide a minimal amount of "non-customary" services to tenants of our properties, other than through an independent contractor or taxable REIT subsidiary, but we believe that our income from these services has not and will not in the future exceed 1% of our total gross income from the property. If the impermissible tenant services income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.

        We generally lease our properties to tenants that are individuals. Our leases typically have a term of at least one year and require the tenant to pay fixed rent. We do not currently lease and we do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not currently lease and we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or our taxable REIT subsidiaries. Accordingly, we believe that our leases produce rent that qualifies as "rents from real property" for purposes of the income tests. However, if the IRS were to successfully challenge our treatment of any such services, it could adversely affect our ability to quality as a REIT.

        Interest Income.    Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property.

        Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan's face amount and there are other assets securing the loan, as nonqualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. Until there is clarification of how interest income related to such loans should be treated for purposes of the 75% gross income test, we intend to measure our compliance with the 75% gross income test by treating a portion of the gross interest income as nonqualifying for such test. The amount of interest income from such a loan that we intend to treat as qualifying will equal the product of the interest income from such loan recognized during the year multiplied by a fraction the numerator of which is the fair market value of the real property securing the loan (measured as required pursuant to the applicable Treasury regulations and related guidance) and the denominator of which is the highest unpaid principal balance of such loan during the portion of the taxable year that we own the loan. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales of the borrower or lessee, and no part is based on the net income or profits of the borrower or lessee, a tenant or subtenant of the borrower or lessee, or any other person. However, where the borrower or lessee derives substantially all of its income from leasing substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly, such income will qualify for purposes of the gross income tests.

        We do not currently and we do not expect in the future to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        Other Income.    We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either the 75% or the 95% gross income tests. Any fees earned by a TRS will not be included for purposes of determining whether we have satisfied the gross income tests. The monthly fee payable to us by AH LLC for maintenance and use of certain intellectual property transferred to us in the Management Internalization is treated as nonqualifying income for purposes of the 75% and 95% gross income tests. Similarly, fee income received from performing property management or similar services to third parties and joint ventures with third parties (to the extent of the third party's interest in the joint venture) is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

        Dividend Income.    Our share of any dividends received from any corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

        Income from Hedging Transactions.    From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from "clearly identified" hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the 95% gross income test, and will not be treated as gross income for purposes of the 75% gross income test. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is "clearly identified." In general, for a hedging transaction to be "clearly identified," (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified "substantially contemporaneously" with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

        Income from Prohibited Transactions.    Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (commonly referred to as "dealer property") including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. For purposes of determining the amount of income subject to the penalty tax, gains from sales of dealer property may not be offset by losses from such sales. Whether property is held as dealer property is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Among the factors considered by the IRS and the courts in making the dealer determination are the nature and purpose of the acquisition of the property; the duration of ownership of the property; the extent and nature of the taxpayer's efforts to sell the property; the number, extent, continuity, substantiality of the property sales; the extent of subdividing, developing, and advertising the property to increase sales; the use of a business office for the sale of the property; the character and degree of supervision or control exercised by the taxpayer over any representative selling the property; and the time and effort the taxpayer habitually devotes to the sale. The frequency and substantiality of sales is often cited by the courts as the most important objective factor in determining whether the taxpayer is engaged in the business of selling real estate to customers. The fact that the taxpayer holds some or even a substantial portion of its properties for lease and for long-term investment (i.e., not as dealer property) does not necessarily preclude other properties from being viewed as dealer property if the specific facts and circumstances relating thereto indicate that such properties were acquired and held for sale to customers in the ordinary course of business.

        However, we will not be treated as a dealer in real property with respect to a property that we sell for the purposes of the 100% tax if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year or (c) the fair market value of property sold during the year is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year. If we rely on clause (b) or (c) in the preceding sentence, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this "safe harbor."

        We structure our activities to avoid transactions that are prohibited transactions. However, the avoidance of this tax on prohibited transactions could cause us to undertake less substantial sales of property than we would otherwise undertake in order to maximize our profits. In addition, we may have to sell numerous properties to a single or a few purchasers, which could cause us to be less profitable than would be the case if we sold properties on a property-by-property basis. In certain circumstances, we may transfer one or more homes or portfolio of homes to our taxable REIT subsidiary prior to marketing them for sale. In that event, any post-transfer, pre-sale operating income and gain recognized by the taxable REIT subsidiary on a subsequent sale thereof would be subject to a corporate level income tax, as discussed above in "—Effect of Subsidiary Entities—Ownership of Interests in Taxable REIT Subsidiaries," but generally should not be subject to the 100% penalty tax. Further, in the event that the IRS were to assert successfully that any such subsequent sale should be treated as having been made by the REIT (instead of our taxable REIT subsidiary), we could be subject to the penalty tax on gain recognized on such sales if the homes are otherwise determined to have been held by the REIT as dealer property and the safe harbor does not apply. In addition, the extent to which we can transfer homes to a taxable REIT subsidiary for subsequent lease and sale is subject to the constraint that the aggregate value of the equity and non-mortgage debt securities of all taxable REIT subsidiaries in which we hold an interest cannot exceed 25% of the Company's total assets at the end of any calendar quarter. Further, because dividends that we receive from the taxable REIT subsidiary constitute nonqualifying gross income for purposes of the 75% gross income test, we could be constrained in our ability to cause the taxable REIT subsidiary to pay dividends to reduce its equity value.

        Income from Foreclosure Property.    We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property if the election is available (which may not be the case with respect to acquired "distressed loans").

        Cash/Income Differences/Phantom Income.    Due to the nature of the assets in which we may invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may invest in mortgages, including NPLs, in the secondary market for less than their face amount. The amount of such discount generally will be treated as "market discount" for U.S. federal income tax purposes. We may elect to include in taxable income accrued market discount as it accrues rather than as it is realized for economic purposes, resulting in phantom income. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

        We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS treated as a dealer as described above, such a TRS would be required at the end of each taxable year, including the taxable year in which such modification was made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS would recognize a loss at the end of the taxable year in which the modifications were made to the extent the fair market value of such debt instrument were less than its principal amount after the modification.

        In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to holders of our securities.

        Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Requirements for Qualification as a REIT—Annual Distribution Requirements."

        Failure to Satisfy the Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed above, under "—Taxation of the Company as a REIT—General," even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

        Redetermined Rents, Redetermined Deductions or Excess Interest.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

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  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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  rents paid to us by tenants leasing at least 25% of the net leasable space of the REIT's property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the TRS and the charge for the service is separately stated; or

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  the taxable REIT subsidiary's gross income from the service is not less than 150% of the taxable REIT subsidiary's direct cost of furnishing the service.

        While we anticipate that any fees paid to our taxable REIT subsidiaries for tenant services will reflect arm's-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests

        At the close of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a qualified REIT subsidiary or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

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  At least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, in some circumstances, stock or debt instruments purchased with new capital. For purposes of this test, real estate assets include interests in real property, such as land and buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

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  Not more than 25% of our total assets may be represented by securities other than those described in the first bullet above.

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  Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

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  Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

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  Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

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  Not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including (1) loans to individuals or estates; (2) obligations to pay rent from real property; (3) rental agreements described in Section 467 of the Code; (4) any security issued by other REITs; (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, debt will meet the "straight debt" safe harbor if (1) neither us, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer's outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as "straight debt" solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

        We may invest in mortgages, including NPLs. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT's treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, there are uncertainties regarding the application of the principles of Revenue Procedure 2011-16, particularly relating to the proper asset test treatment of loans acquired at a discount that increase in value during periods following the acquisition. There can be no assurance that later interpretations of or any clarifications to this Revenue Procedure will be consistent with how we currently are applying it to our REIT compliance analysis.

        We may invest in distressed loans or NPLs with the intent to foreclose on the investments and acquire the underlying residential real estate assets ("residential REOs"). We expect to hold these distressed loans or NPLs in our taxable REIT subsidiaries and then transfer the residential REO to the REIT. Our taxable REIT subsidiary will pay regular U.S. federal income tax, and state, and local income tax, where applicable, as a regular "C" corporation, on gain from the foreclosure, if any.

        We believe that the assets that we hold and intend to hold will satisfy the foregoing asset test requirements. However, we have not and will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the value of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT.

        Failure to Satisfy the Asset Tests.    The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests, and we intend to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

        The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to:

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  the sum of: (1) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain; and (2) 90% of our after tax net income, if any, from foreclosure property; minus

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  the sum of specified items of non-cash income.

        For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

        We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

        To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements. In certain circumstances, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our shareholders. See "—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        In addition, if we were to recognize "built-in-gain" (as defined below) on the disposition of any assets acquired from a "C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. "Built-in-gain" is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

        We expect that our REIT taxable income (determined before our deduction for dividends paid) will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements.

        We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Record-Keeping Requirements

        We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

        If we fail to satisfy one or more requirements for REIT qualification other than gross income and asset tests that have the specific savings clauses, we can avoid termination of our REIT qualification by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect.

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify for taxation as a REIT, we will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by us. As a result, our failure to qualify for taxation as a REIT would significantly reduce the cash available for distributions by us to our shareholders. In addition, if we fail to qualify for taxation as a REIT, all distributions to shareholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would receive qualified dividend income that would be taxed at capital gains rates, and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we would be entitled to any statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Tax Aspects of Our Ownership of Interests in our Operating Partnership and other Partnerships and Limited Liability Companies

General

        Substantially all of our investments are and will continue to be owned indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that are classified as partnerships or as disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for U.S. federal income tax purposes are "pass-through" entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their U.S. federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See "—Requirements for Qualification as a REIT—Effect of Subsidiary Entities—Ownership of Interests in Partnerships and Limited Liability Companies."

Entity Classification

        Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for U.S. federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Requirements for Qualification as a REIT—Gross Income Tests," and "—Asset Tests." This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify as a REIT" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership's or a subsidiary partnership's or limited liability company's status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        We believe our operating partnership and each of our other partnerships and limited liability companies (other than our taxable REIT subsidiaries) is properly treated for U.S. federal income tax purposes as a partnership or disregarded entity. Pursuant to Treasury regulations under Section 7701 of the Code, a partnership is treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof."

        Our company and our operating partnership intend to take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for Class A common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. We and our operating partnership believe that our operating partnership has qualified and will qualify for at least one of these safe harbors at all times in the foreseeable future. Our operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

        If our operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership has sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us in order for us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        If our operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see "—Requirements for Qualification as a REIT—Asset Tests" above). In this event, the value of our shares could be materially adversely affected (see "—Failure to Qualify as a REIT" above).

Allocations of Partnership Income, Gain, Loss and Deduction

        The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to reflect the distribution and liquidation preferences of certain holders of OP units, and then to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners may agree in the future to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

        If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

Tax Allocations with Respect to the Properties

        Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

        Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership anticipate that we will use the "traditional method" for accounting for book-tax differences for properties contributed to our operating partnership by AH LLC. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from our operating partnership. This excess taxable income is sometimes referred to as "phantom income" and will be subject to the REIT distribution requirements described in "—Annual Distribution Requirements." Because we rely on our cash distributions from our operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See "—Requirements for Qualification as a REIT" and "Requirements for Qualification as a REIT—Annual Distribution Requirements." We anticipate that we and our operating partnership will use the traditional method to account for book-tax differences for other properties acquired by our operating partnership in the future. Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.

Taxation of U.S. Shareholders

Taxation of Taxable U.S. Shareholders

        This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, the term "U.S. shareholder" is a beneficial owner of our shares that is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

        Distributions Generally.    So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or "qualified dividend income" will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any preferred shares (including the Series A Participating Preferred Shares, the Series B Participating Preferred Shares and the Series C Participating Preferred Shares) then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter "C" corporations.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we properly designate as "capital gain dividends" will be taxable to our taxable U.S. shareholders as long-term capital gains without regard to the period for which the U.S. shareholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

        We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

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  a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%, and taxable to U.S. shareholders that are corporations at a maximum rate of 35%;

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  an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

        Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of the Company as a REIT" and "—Requirements for Qualification as a REIT—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

        Qualified Dividend Income.    With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during such taxable year from non-REIT "C" corporations (including our taxable REIT subsidiaries);

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  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

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  the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a "C" corporation with respect to which the Company is required to pay U.S. federal income tax, over (ii) the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any of our taxable REIT subsidiaries, or (iii) a "qualifying foreign corporation," and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

        Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of our shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.

        Distributions to Holders of Depositary Shares.    Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the underlying preferred shares represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were direct holders of underlying preferred shares. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of certificates evidencing the underlying preferred shares in exchange for depositary receipts, (ii) the tax basis of each share of the underlying preferred shares to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for the underlying preferred shares in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

        Dispositions of Our Shares.    If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction (other than redemption), it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. In general, a U.S. shareholder's adjusted basis will equal the U.S. shareholder's acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

        In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our shares will be subject to a maximum U.S. federal income tax rate of 20%, if our shares are held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if our shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of the Company's shares that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. shareholders should consult with their own tax advisors with respect to their capital gain tax liability.

        Capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

        If a shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that we might undertake directly or indirectly.

        Medicare Tax on Unearned Income.    The Health Care and Reconciliation Act of 2010 requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on "net investment income," which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares. U.S. shareholders should consult their own tax advisors regarding this legislation.

        Legislation Relating To Foreign Accounts.    The Foreign Account Tax Compliance Act ("FATCA"), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. Prospective investors are advised to consult their own tax advisors regarding this legislation. See "—Information Reporting and Backup Withholding Tax Applicable to Shareholders—U.S. Shareholders—Legislation Relating To Foreign Accounts."

        Redemption of Preferred Shares and Depositary Shares.    Whenever we redeem any preferred shares or depositary shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred shares or depositary shares to a holder of such shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred shares or depositary shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder's adjusted tax basis in the shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) is "not essentially equivalent to a dividend" with respect to the holder of the preferred shares under Section 302(b)(1) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the shareholder under Section 302(b)(2) of the Code, or (iii) results in a "complete termination" of the holder's interest in all classes of our shares under Section 302(b)(3) of the Code. In applying these tests, there must be taken into account not only any series or class of the shares being redeemed, but also such holder's ownership of other classes of our shares and any options (including share purchase rights) to acquire any of the foregoing. The holder of our preferred shares or depositary shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

        If the holder of preferred shares or depositary shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of our preferred shares or depositary shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

        Satisfaction of the "substantially disproportionate" and "complete termination" exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a holder of preferred shares or depositary shares will be "substantially disproportionate" if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the redemption of shares (treating preferred shares redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the redemption, and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of the Company. Because the Company's preferred shares and depositary shares are nonvoting shares, a shareholder would have to reduce such holder's holdings (if any) in our classes of voting shares to satisfy this test.

        If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred shares or depositary shares will be treated as a distribution on our shares as described under "Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally." If the redemption of a holder's preferred shares or depositary shares is taxed as a dividend, the adjusted basis of such holder's redeemed shares will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

        With respect to a redemption of our preferred shares or depositary shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder's aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the preferred shares or depositary shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares or depositary shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized. If a redemption of shares is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under "Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Disposition of our Shares."

        Conversion of Our Preferred Shares into Class A Common Shares.    Except as provided below, a U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our Class A common shares. Except as provided below, a U.S. shareholder's basis and holding period in the Class A common shares received upon conversion generally will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Any Class A common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described above in "—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally." Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share of common stock deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the preferred shares for more than one year. See "—Taxation of U.S. Shareholders—Dispositions of Our Shares." U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges Class A common shares received on a conversion of preferred shares for cash or other property.

Taxation of Tax Exempt Shareholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt shareholder), (2) our shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to "excess inclusion income," distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S.

federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These shareholders should consult with their tax advisors concerning these set aside and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless:

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  either (1) one pension trust owns more than 25% of the value of our shares, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

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  we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT are owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

        The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our declaration of trust, we do not expect to be classified as a "pension-held REIT," and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt shareholders.

        Prospective shareholders who are tax-exempt organizations should consult with their tax-advisors regarding the tax consequences of investing in our shares.

Taxation of Non-U.S. Shareholders

        The following discussion addresses the rules governing U.S. federal income taxation of non-U.S. shareholders. For purposes of this summary, "non-U.S. shareholder" is a beneficial owner of our shares that is not a U.S. shareholder (as defined above under "—Taxation of Taxable U.S. Shareholders") or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

        Distributions Generally.    As described in the discussion below, distributions paid by us with respect to our shares will be treated for U.S. federal income tax purposes as either:

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  ordinary income dividends;

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  long-term capital gain; or

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  return of capital distributions.

        This discussion assumes that our shares will be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

        Ordinary Income Dividends.    A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

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  the distribution is not attributable to our net capital gain; or

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  the distribution is attributable to our net capital gain from the sale of USRPIs, and the non-U.S. shareholder owns 5% or less of the value of our shares at all times during the one—year period ending on the date of the distribution.

        In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder's investment in our shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

        Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

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  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for that reduced treaty rate with us; or

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  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business.

        Return of Capital Distributions.    Unless (A) our shares constitute a USRPI, as described in "—Dispositions of Our Shares" below, or (B) either (1) the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder's proportionate share of our earnings and profits, and (2) the non-U.S. shareholder's basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

        Capital Gain Dividends.    A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

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  the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

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  the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. common shareholder owns more than 5% of the value of shares at any point during the one-year period ending on the date on which the distribution is paid.

        Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:

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  the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

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  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

        Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of our shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. shareholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.

        Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

        Undistributed Capital Gain.    Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder's actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such undistributed capital gain.

        Dispositions of Our Shares.    Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA.

Generally, with respect to any particular shareholder, our shares will constitute a USRPI only if each of the following three statements is true:

  •
  Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor (which we expect to be the case);

  •
  We are not a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

  •
  Either (a) our shares are not "regularly traded," as defined by applicable Treasury regulations, on an established securities market; or (b) our shares are "regularly traded" on an established securities market and the selling non-U.S. shareholder has held over 5% of our outstanding shares any time during the five-year period ending on the date of the sale.

        Specific wash sales rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares during the 61-day period that begins 30 days prior to such ex-dividend date.

        If gain on the sale of our shares was subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

        Legislation Relating to Payments to Certain Foreign Entities.    FATCA imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. Prospective investors are advised to consult their own tax advisors regarding this legislation. See "—Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Holders—Withholding on Payments to Certain Foreign Entities."

  Redemption of Preferred Shares and Depositary Shares.

        See discussion above under "—Taxation of Taxable U.S. Shareholders—Redemption of Preferred Shares and Depositary Shares." If the redemption does not meet any of the tests described in "—Taxation of Taxable U.S. Shareholders—Redemption of Preferred Shares and Depositary Shares,"

then the redemption proceeds received from our shares will be treated as a distribution on our shares as described under "—Taxation of Non-U.S. Shareholders—Distributions Generally." If a redemption of shares of is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under "Taxation of Non-U.S. Shareholders—Dispositions of Our Shares."

        Conversion of Our Preferred Shares into Class A Common Shares.    Except as provided below, a non-U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our Class A common shares, provided our preferred shares do not constitute a USRPI. Even if our preferred shares do constitute a USRPI, provided our Class A common shares also constitutes a USRPI, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of our preferred shares into our Class A common shares provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. shareholder's basis and holding period in the Class A common shares received upon conversion will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Any Class A common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described under "—Taxation of Non-U.S. Shareholders—Ordinary Income Dividends." Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock as described under "—Taxation of Non-U.S. Shareholders—Dispositions of Our Shares." Non-U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges Class A common shares received on a conversion of preferred shares for cash or other property.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders—Generally

        In general, information-reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments (currently at the rate of 28%) if:

  (1)
  the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

  (2)
  the IRS notifies the payer that the TIN furnished by the payee is incorrect;

  (3)
  there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

  (4)
  there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some shareholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

U.S. Shareholders—Legislation Relating To Foreign Accounts

        Under FATCA certain future payments made to "foreign financial institutions" and "non-financial foreign entities" may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their shares. See "—Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities."

Non-U.S. Shareholders—Generally

        Generally, information reporting will apply to payments of distributions on our shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The proceeds from the disposition by a non-U.S. shareholder to or through the U.S. office of a U.S. or foreign broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary. Generally, backup withholding does not apply in such a case.

        Generally, non-U.S. shareholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury regulations varies depending on the non-U.S. shareholder's particular circumstances, non-U.S. shareholders are urged to consult their tax advisor regarding the information reporting requirements applicable to them.

        Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities

        FATCA imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied.

        The Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a "foreign financial institution" that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a "foreign financial institution" and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. Under delayed effective dates provided for in the regulations and subsequent guidance, the required withholding began July 1, 2014 with respect to dividends on our shares, but will not begin until January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

        If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Taxation of Holders of Our Warrants and Rights

        Holders will not generally recognize gain or loss upon the exercise of a warrant. A holder's basis in the preferred shares, depositary shares representing preferred shares or common shares, as the case may be, received upon the exercise of the warrant will be equal to the sum of the holder's adjusted tax basis in the warrant and the exercise price paid. A holder's holding period in the preferred shares, depositary shares representing preferred shares or common shares, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by the holder. Upon the expiration of a warrant, a holder will recognize a capital loss in an amount equal to his or her adjusted tax basis in the warrant. Upon the sale or exchange of a warrant to a person other than us, a holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder's adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the IRS may argue that a holder should recognize ordinary income on the sale. Prospective investors should consult your their tax advisors as to the consequences of a sale of a warrant to us.

        In the event of a rights offering, the tax consequences of the receipt, expiration, and exercise of the rights we issue will be addressed in detail in a prospectus supplement. Prospective investors should review the applicable prospectus supplement in connection with the ownership of any rights, and consult their own tax advisors as to the consequences of investing in the rights.

Treatment of Depositary Shares

        Owners of depositary shares will be treated for U.S. federal income tax purposes as if they are owners of the preferred shares represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred shares. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares to an exchange owner of depositary shares, (ii) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for preferred shares in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

Other Tax Consequences

Legislative or other actions affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares.

State, Local and Foreign Taxes

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a shareholder's state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Tax Shelter Reporting

        If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

 LEGAL MATTERS

        The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

        The consolidated financial statements and schedule of American Homes 4 Rent as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and the period from June 23, 2011 through December 31, 2011, incorporated by reference in this Prospectus and in the Registration Statement of which this prospectus is a part, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Our website address is http://www.americanhomes4rent.com. We make our SEC filings available on our website, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and the securities to be registered, we refer you to the registration statement, including the exhibits, schedules and information incorporated by reference into the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to or incorporated by reference into the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, and other documents that we file with the SEC, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. In addition, our SEC filings also are available electronically to the public on the SEC's website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus modifies or replaces this information. In this prospectus, we are incorporating by reference the following documents that we filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  the portions of our Definitive Proxy Statement for our 2014 Annual Meeting of Shareholders, filed with the SEC on March 26, 2014, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Current Reports on Form 8-K, filed with the SEC on February 20, 2014, April 29, 2014, May 13, 2014, May 28, 2014, June 19, 2014 and July 7, 2014; and

  •
  the descriptions of our securities included in our Registration Statements on Form 8-A, filed with the SEC on July 19, 2013, October 18, 2013, December 23, 2013 and May 1, 2014, including any amendment or reports filed for the purpose of updating such descriptions.

        We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

        We will provide free of charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. You may request a copy of these filings by contacting Investor Relations, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, by telephone at (855)-794-AH4R (2447), by e-mail at info@ah4r.com, or by visiting our website, https://americanhomes4rent.com.

8,000,000 Shares

6.35% Series E Cumulative Redeemable Perpetual Preferred Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities
BofA Merrill Lynch
Morgan Stanley
Raymond James

Lead Manager

Jefferies

June 22, 2016